QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

Forward-looking statements

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including without limitation the statements under "Summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations" and "Business." The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements, industry results, to be materially different from any future results, performance and achievements expressed or implied by such forward-looking statements.

All forward-looking statements included in this report are based on information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this report.

Risks relating to our company

Dependence on the travel industry in general and the airline industry in particular—Our revenues are highly dependent on the travel industry, and particularly on the airlines, and a substantial decrease in travel bookings could adversely affect our electronic travel distribution revenues.

Substantially all of our revenues are derived from airlines, hotel operators, car rental companies and other suppliers in the travel industry. Our revenues increase and decrease with the level of travel activity and are therefore highly subject to declines in or disruptions to travel. In particular, because a significant portion of our revenues are derived from transaction fees generated by airline bookings and airline outsourcing services, our revenues and earnings are especially sensitive to events that affect airline travel, the airlines that participate in our golbal distribution system, or GDS and the airlines that obtain travel information technology services from us. Our business could also be adversely affected by a reduction in bookings on the airlines that participate in our GDS as a result of those airlines losing business for other reasons, including losing market share to other airlines, such as low-cost carriers, that do not participate in our GDS. In addition, travel expenditures are seasonal and are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns, which could also reduce our revenues and profits.

The downturn in the commercial airline market, together with the terrorist attacks of September 11, 2001, the global economic downturn, SARS and the war and continuing conflict in Iraq, have adversely affected the financial condition of many commercial airlines and other travel suppliers. Several major airlines are experiencing liquidity problems, some have sought bankruptcy protection and still others may consider bankruptcy relief. A substantial portion of our revenues are derived from transaction fees received directly from airlines and from the sale of products and services directly to airlines. If an airline declared bankruptcy, we may be unable to collect our outstanding accounts receivable from the airline. In addition, the bankruptcy of the airline might result in reduced transaction fees and other revenues from the airline or a rejection by the airline of some or all of our agreements with it, all of which could have a material adverse effect on our business, financial condition and results of operations.

Susceptibility to terrorism and war—Acts of terrorism and war could have an adverse effect on the travel industry, which in turn could adversely affect our electronic travel distribution revenues.

Travel is sensitive to safety and security concerns, and thus declines after occurrences of, and fears of future incidents of, terrorism and hostilities that affect the safety, security and confidence of travelers. For example, the start of the war in Iraq in March 2003 and the continuing conflict and the terrorist attacks of September 11, 2001, which included attacks on the World Trade Center and the Pentagon using hijacked commercial aircraft, resulted in the cancellation of a significant number of flights and travel bookings and a decrease in new travel bookings. Future revenues may be reduced by similar and/or other acts of terrorism or war. The effects of these events could include, among other things, a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism, military and governmental responses to acts of terrorism and a perceived inconvenience in traveling by air and increased costs and reduced operations by airlines due, in part, to new safety and security directives adopted by the Federal Aviation Administration or other governmental agencies. As an example, escalation of the U.S. Government's terrorist security alert level to code orange or higher may adversely impact demand for air travel. These effects, depending on their scope and duration, which we cannot predict, could significantly impact our business, financial condition and results of operations.

Competition—We operate in highly competitive markets, and we may not be able to compete effectively.

In our electronic travel distribution segment, we compete primarily against other large and well-established GDSs, including those operated by Amadeus, Galileo and Sabre, each of which may have greater financial, technical and other resources than we have. These greater resources may allow our competitors to better finance more strategic transactions and more research and development than us and it could allow them to offer more or better products and services for less than we can. Competition among GDSs to attract and retain travel agencies is intense. In competitive markets, we and other GDSs offer discounts, incentive payments and other inducements to travel agencies if productivity or transaction volume growth targets are achieved. In order to compete effectively, we may need to increase inducements, increase spending on marketing or product development, make significant investments to purchase strategic assets or take other costly actions. Although expansion of the use of these inducements could adversely affect our profitability, our failure to continue to provide inducements could result in the loss of some travel agency customers. If we were to lose a significant portion of our current base of travel agencies to a competing GDS or if we were forced to increase the amounts of these inducements significantly, our electronic travel distribution revenues, inducement expense and financial condition could be materially adversely affected. In addition, we face competition in the travel agency market from travel suppliers and new types of travel distribution companies that seek to bypass GDSs and distribute directly to travel agencies or consumers.

In our information technology services segment, there are several organizations offering internal reservation system and related technology services to the airlines, with our main competitors being Amadeus, EDS, Navitaire, Sabre and Unisys/SITA. This segment is highly competitive and the competitors are highly aggressive. If we cannot compete effectively to keep and grow this segment of business, we risk losing customers and economies of scale which could have a negative impact on our information technology services revenues.

Factors affecting the competitive success of GDSs include the timeliness, reliability and scope of the information offered, the reliability and ease of use of the GDS, the fees charged and inducements paid to travel agencies, the transaction fees charged to travel suppliers and the range of products and services available to travel suppliers and travel agencies. We believe that we compete effectively with respect to each of these factors. In addition, deregulation of the GDS industry in the U.S. will likely increase competition between the GDSs. Increased competition could require us to increase spending on marketing or product development, decrease our transaction fees and other revenues, increase inducement payments or take other actions that could have a material adverse effect on our business, financial condition and results of operations.

Travel supplier cost savings—Travel supplier cost savings efforts may shift business away from us or cause us to reduce the fees we charge to suppliers or increase the inducements we offer to travel agencies, thereby adversely affecting our electronic travel distribution revenues and inducement expense.

Travel suppliers, particularly airlines, are aggressively seeking ways to reduce distribution costs and, through the use of the Internet and otherwise, are seeking to decrease their reliance on global distribution systems including us. Travel suppliers have increasingly been providing direct access to their inventory through their own websites through travel agencies and through travel supplier joint ventures, which potentially bypass GDSs. Some of these travel suppliers offer lower prices when their products and services are purchased directly from these supplier-related distribution channels. These lower prices are not always available to us. Some of these travel suppliers are also not providing their lowest fares to GDSs unless the GDS provides them with lower transaction fees. These practices may have the effect of diverting customers away from us to other distribution channels, including websites, or of forcing us to reduce our transaction fees, which could have a material adverse effect on our electronic travel distribution revenues, inducement expense and financial condition. Moreover, consolidation among travel suppliers, including airline mergers and alliances, may increase competition from these supplier-related distribution channels. In addition, some travel suppliers have reduced or eliminated commissions paid to both traditional and online travel agencies. The reduction or loss of commissions may cause travel agencies to become more dependent on other sources of revenues, such as traveler-paid service fees and GDS-paid inducements. We may have to increase inducement payments or incur other expenses in order to compete for travel agency business.

Fare content agreements—Our efforts to obtain more comprehensive content through airline fare content agreements may cause downward pressure on pricing and adversely affect our electronic travel distribution revenues.

Some airlines have differentiated the fare content that they provide to us and to our GDS competitors. Some fare content has been provided to GDSs at no additional charge under standard participation agreements, and other content, such as web fares, has been withheld unless the GDS agrees to provide discounts, payments or other benefits to the airline. We have entered into fare content agreements with American Airlines, Continental Airlines, Delta, Northwest, United Air Lines and US Airways. Generally, in these agreements, the airlines commit (subject to the exceptions contained in the agreements) to provide traditional and online travel agencies covered by the agreements in the territories covered by the agreements with substantially the same fare content (including web fares) it provides to the travel agencies of other GDSs in exchange for payments from us and/or discounts to transaction fees to each airline and subject to us keeping steady the average transaction fees paid by each airline for travel agency bookings in the territories covered by the agreements. Further, we have executed a three-year fare content agreement with British Airways to provide access to virtually all of their published fares (including web fares) to some of our U.K. travel agencies. We believe that obtaining similar fare content from other major airline travel suppliers is important to our ability to compete, since other GDSs have also entered into fare content agreements with various airlines. Consequently, we are pursuing agreements similar to these fare content agreements with some other major airlines. We expect that our fare content agreements will require us to make, in the aggregate, significant payments or other concessions to the participating airlines which could have a material adverse effect on our business, financial condition and results of operations in the future, including during the next three-year period. In addition, our fare content agreements are subject to several conditions, exceptions, term limitations and termination rights. There is no guarantee that the participating airlines will continue to provide their fare content to us to the same extent as they do at the current time. The loss or substantial reduction in the amount of fare content received from the participating airlines could negatively affect our electronic travel distribution revenues and financial condition.

Dependence on a small number of airlines—We depend on a relatively small number of airlines for a significant portion of our revenues and the loss of any of our major airline relationships would harm our revenues.

We depend on a relatively small number of airlines for a significant portion of our revenues. Our five and ten largest airline relationships represented an aggregate of approximately 51% and 64%, respectively, of our revenues for the twelve months ended September 30, 2004. In 2003, our five largest airline relationships represented an aggregate of approximately 54% of revenues, down from 55% in 2002, while our ten largest airline relationships represented an aggregate of approximately 66% of our total 2003 revenues, down from 67% in 2002. Our five largest airline relationships by total revenue in 2003 were with Delta, Northwest, United Air Lines, American Airlines and US Airways, representing 19%, 12%, 9%, 8% and 5% of our total 2003 revenues, respectively. In 2002, these carriers accounted for 20%, 14%, 7%, 9% and 6%, respectively. We expect to continue to depend upon a relatively small number of airlines for a significant portion of our revenues. In addition, although we expect to continue our relationships with these airlines, our airline contracts can be terminated on short notice. Because our major airline relationships represent such a large part of our business, the loss of any of our major airline relationships, including due to the bankruptcy of an airline, could have a material negative impact on our revenues and financial condition.

Dependence on a small number of online travel agencies—We are highly dependent on a small number of large online travel agencies, and the success of our business depends on continuing these relationships and the continued growth of online travel commerce.

For the twelve months ended September 30, 2004, Expedia, Hotwire, Orbitz and Priceline represented approximately 46% of our total transactions, with Expedia representing over 20% of our total transactions and Orbitz representing over 9% of our total transactions. If we were to lose and not replace the transactions generated by any of our material online travel agencies, our electronic travel distribution revenues and financial condition would be materially adversely impacted. In addition, if other online travel agencies become more successful or new online travel agencies emerge and we lose online transaction volumes as a result, our electronic travel distribution revenues and financial condition (including the carrying value of certain intangibles) could be materially adversely impacted.

While we have long-term contracts with Expedia, Orbitz and Priceline, these agencies have a variety of termination rights and other rights to reduce their business with Worldspan. Hotwire has the right to terminate its contract with us for any reason on 90 days advance notice. Expedia has the right to renegotiate the inducements payable to it by us every three years, and it can terminate its contract with us if we cannot reach an agreement on inducements. Expedia announced in May that it intends to diversify its GDS relationships beyond using a single provider to process substantially all of its GDS transactions and that it intends to move a portion of its transactions to another GDS provider. Expedia has not specified the volumes or percentages of volumes it intends to process through this other GDS. To date, the anticipated movement of Expedia's transactions has not occurred and, at this time, we cannot forecast the timing or magnitude of any such movement on our financial position or results of operations. Further, Cendant Corporation recently acquired Orbitz. Cendant's Travel Distribution Services Division includes Galileo, which is a competitor of ours. Orbitz is one of our largest online travel agency customers. Our contract with Orbitz extends into 2011 subject to standard termination rights held by Orbitz including for-cause termination rights. Although we currently continue to operate under these agreements, we cannot assure you that any travel agency will not attempt to terminate its agreement with us or otherwise move business to another GDS in the future. Any such termination or a significant reduction in transaction volumes would have a material adverse effect on our electronic travel distribution revenues and financial condition (including the carrying value of certain intangibles).

In addition, our growth strategy relies on the continuing growth in the travel industry of the Internet as a distribution channel. If consumers do not book significantly more travel online than they currently do today and if the use of the Internet as a medium of commerce for travel bookings does not continue to grow or grows more slowly than expected, our revenues and profit may be adversely affected. Consumers have historically relied on traditional travel agencies and travel suppliers and are accustomed to a high degree of human interaction in purchasing travel products and services. The growth of our business is dependent on the number of consumers who use the Internet to make travel bookings increasing significantly.

Relationships with our founding airlines—A significant portion of our current revenues are attributable to our founding airlines, and there is no guarantee that these airlines will continue to use our services to the same extent that they did when they owned us or that they will not indirectly compete with us.

Each of American Airlines, Delta and Northwest has important commercial relations with us. In the twelve months ended September 30, 2004, revenues received from our founding airlines represented, in the aggregate, approximately 37% of our total revenues. Approximately 85% of this revenue for the twelve months ended September 30, 2004 was from transaction fees and the balance was derived from information technology services provided to Delta and Northwest. Delta is the largest single travel supplier utilizing our GDS, as measured by transaction fee revenues, generating transaction fees that accounted for approximately 18% of our revenue for the twelve months ended September 30, 2004, while Northwest and American Airlines represent approximately 11% and 8%, respectively, for the twelve months ended September 30, 2004. In addition, approximately 81% of our information technology services revenues, which represented approximately 7% of our total revenues in the twelve months ended September 30, 2004, are derived from providing processing, software development and other services to Delta and Northwest. Although we believe that each founding airline will continue to distribute its travel services through our GDS and that Delta and Northwest will continue to use our information technology services, there is no guarantee that our founding airlines will continue to use these services to the same extent as they did prior to the Acquisition or at all. In addition, although we have entered into noncompetition agreements with our founding airlines and each has agreed not to operate a GDS for three years after the Acquisition, there is no guarantee that our founding airlines will not indirectly compete with us in some or all of our markets, such as through supplier direct connections which could bypass our GDS. The loss or substantial reduction of fees from any of our founding airlines, or direct or indirect competition from any of our founding airlines, could negatively affect our revenues, inducement expense and financial condition.

For instance, in March 2004, Delta notified us that our GDS transaction fee pricing did not satisfy the conditions of our marketing support agreement with Delta. Delta indicated that, until we modify our GDS transaction fee pricing, it would suspend marketing support of us and the discount that Delta has provided to us for business travel. We have subsequently resolved the GDS transaction fee pricing issue and restored Delta's marketing support and the business travel discount. In addition, in January 2005, Northwest notified us that our transaction fee pricing did not satisfy the conditions of our marketing support agreement with Northwest. Northwest indicated that until we modify our GDS transaction fee pricing, it would suspend its support of our sales and marketing efforts in the United States and a program in which Northwest provides discounted airline tickets for our use in conjunction with our sales activities. While we have notified Northwest that we dispute its position, we are working with Northwest to review the relevant data and to resolve these issues. We do not believe that these actions will have a materially adverse impact to our business, financial condition and results of operations.

FASA credits—The FASA credits and FASA credit payments owed under the FASAs may continue despite a significant reduction in or termination of FASA revenues.

Pursuant to our founder airline services agreements, or FASAs, with each of Delta and Northwest, we are obligated to provide monthly FASA credits to Delta and Northwest to be applied against FASA service fee payments due from those airlines to us. The FASA credits are structured and will be applied through June 2012 in an amount up to an aggregate of approximately $104.2 million to each of Delta and Northwest as of September 30, 2004. Our obligations to provide these FASA credits to Delta and Northwest may continue despite a significant reduction in service fee payments from Delta or Northwest under the FASAs, as applicable. For instance, if Delta or Northwest reduces or ceases operations in a way that reduces or eliminates the amount of airline services the airline obtains from us under its FASA, our FASA credit obligations will remain, although its failure to comply with its software development minimum and exclusivity obligations will constitute a breach of its agreement. In the event that the monthly FASA credits deliverable by us to Delta or Northwest are more than the FASA service fee payments due from the applicable airline, then we will be obligated to pay such excess to such airline in cash. In addition, if we terminate a FASA other than as expressly permitted by the agreement, then we will be obligated to provide the scheduled FASA credits to the applicable airline by way of a monthly cash payment rather than applying the FASA credits against FASA service fee payments due from the airline. As a result, there could be a significant reduction in the revenues we receive from Delta and/or Northwest under the FASAs while our obligations to provide FASA credits and make FASA credit payments to Delta and/or Northwest, as applicable, would continue without interruption.

In addition, Delta or Northwest may terminate its FASA due to our failure to satisfy the mainframe processing time, system availability or critical production data performance standards under that agreement. Furthermore, such a termination by Delta or Northwest of its FASA will constitute an event of default under our existing senior credit facility, is expected to constitute a default under our new senior credit facility and may constitute a default under any other of our future senior credit facilities. If an event of default occurs, our lenders could elect to declare all amounts outstanding under our existing senior credit facilities and any of our future credit facilities to be immediately due, and the lenders thereafter could foreclose upon the assets securing our senior credit facilities. In that event, we cannot assure you that we would have sufficient assets to repay all of our obligations, including our notes and the related guarantees. If the event of default is waived by the applicable lenders under our senior credit facilities or our senior credit facilities are no longer outstanding, the remaining portion of the FASA credits deliverable by us to the terminating airline will not be provided according to the nine year schedule and will instead be payable in cash to the terminating airline as and when, and only to the extent that, we are permitted to make such payments as "Restricted Payments" under the restricted payment covenant test contained in the indenture governing the notes. In such a circumstance, we will be required to make FASA credit payments to a terminating airline at a time when such airline is no longer paying FASA service fees to us. Although we have historically satisfied the relevant FASA performance standards under our predecessor services agreements with Delta and Northwest, we cannot assure you that we will continue to satisfy those standards and that the FASAs will not be terminated by Delta or Northwest. A termination of one or both of the FASAs under any of these circumstances could have a material adverse effect on our business, financial condition and results of operations.

Critical systems—Our systems may suffer failures, capacity constraints and business interruptions, which could increase our operating costs, decrease our revenues and cause us to lose customers.

The reliability of our GDS is critical to the success of our business. Much of our computer and communications hardware is located in a single data center located near Atlanta, Georgia. Our systems might be damaged or interrupted by fire, flood, power loss, telecommunications failure, physical or electronic break-ins, earthquakes, terrorist attacks, war or similar events. Computer malfunctions, computer viruses, physical or electronic break-ins and similar disruptions might cause system interruptions and delays and loss of critical data and could significantly diminish our reputation and brand name and prevent us from providing services. Although we believe we have taken adequate steps to address these risks, we could be harmed by outages in, or unreliability of, the data center or computer systems.

In addition, we rely on several communications services companies in the United States and internationally to provide network connections between our data center and our travel agencies' access terminals and also our travel suppliers. In particular, we rely upon AT&T and SITA, which is owned by a consortium of airlines and other travel-related businesses, to maintain our data communications and to provide network services in the United States and in many countries served by us. We occasionally experience network interruptions and malfunctions that make our global distribution system or other data processing services unavailable or less usable. Any significant failure or inability of AT&T, SITA or other communications companies to provide and maintain network access could have a material adverse effect on our revenues, operating costs and financial condition.

Protection of technology—We may not protect our technology effectively, which would allow competitors to duplicate our products and services. This could make it more difficult for us to compete with them.

Our success and ability to compete depend, in part, upon our technology. Among our significant assets are our software and other proprietary information and intellectual property rights. We rely on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect these assets. Our software and related documentation, however, are protected principally under trade secret and copyright laws, which afford only limited protection, and the laws of some foreign jurisdictions provide less protection for our proprietary rights than the laws of the United States. Unauthorized use and misuse of our intellectual property could have a material adverse effect on our business, financial condition and results of operations, and there can be no assurance that our legal remedies would adequately compensate us for the damages caused by unauthorized use.

In addition, licenses for a number of software products have been granted to us. Some of these licenses, individually and in the aggregate, are material to our business. Although we believe that the risk that we will lose any material license is remote, any loss could have a material adverse effect on our revenues and financial condition.

Intellectual property—Our products and services may infringe on claims of intellectual property rights of third parties, which could adversely affect our revenues and increase our legal costs.

We do not believe that any of our products, services or activities infringe upon the intellectual property rights of third parties in any material respect. There can be no assurance, however, that third parties will not claim infringement by us with respect to current or future products, services or activities. Any infringement claim, with or without merit, could result in substantial costs and diversion of management and financial resources, and a successful claim could effectively block our ability to use or license products and services in the United States or abroad or cost us money. Any infringement claim, therefore, could have a material adverse effect on our revenues and increase our legal costs.

Technological change—Rapid technological changes may render our technology obsolete or decrease the attractiveness of our products and services to customers.

Our industry is subject to rapid technological change as travel suppliers, travel agencies and competitors create new and innovative products and services. Our ability to compete in our business and our future results will depend, in part, upon our ability to make timely, innovative and cost-effective enhancements and additions to our technology and to introduce new products and services that meet the demands of travel suppliers, travel agencies and other customers. The success of new products and services depends on several factors, including:

  •
  identifying the needs of travel suppliers, travel agencies and other customers;

  •
  developing and introducing effective new products and services in a timely and efficient manner;

  •
  managing the cost of new product development and operations;

  •
  differentiating new products and services from those of our competitors; and

  •
  achieving market acceptance of new products and services.

In addition, maintaining the flexibility to respond to technological and market changes may require substantial expenditures and lead time. There can be no assurance that we will successfully identify and develop new products or services in a timely manner, that products, technologies or services developed by others will not render our offerings obsolete or noncompetitive or that the technologies in which we focus our research and development investments will achieve acceptance in the marketplace.

Our technology infrastructure is largely fixed. As a result, in the event of a significant reduction in transaction volumes or revenues, technology costs would remain relatively constant. If a reduction continued for a prolonged period, our revenues, operating expenses and financial condition could be materially adversely affected.

Regulatory risks—Regulatory developments could limit our ability to compete by restricting our flexibility to respond to competitive conditions.

Changes and developments in the regulatory environment could have an adverse affect on our financial condition or results of operations, including by negatively impacting our transaction volume, transaction fees and by otherwise impacting the way we operate our business. GDSs have been, or are currently regulated by the U.S., the European Union ("E.U.") and other countries in which we operate. The U.S. Department of Transportation ("DOT") and the European Commission ("EC") are the principal relevant regulatory authorities in the U.S. and the E.U., respectively. Most of the regulating bodies have reexamined or are examining their GDS regulations and appear to be moving toward deregulation. Regulatory changes in the U.S., E.U. or other countries could have a material adverse effect on our revenues, operating expenses, financial condition and results of operations.

Until July 31, 2004, DOT rules governed certain conduct of GDSs. On January 31, 2004, most DOT rules governing GDSs terminated. The remaining DOT rules terminated on July 31, 2004. Deregulation in the U.S. could create uncertainty as to established GDS business models. Discontinuance of the rules could facilitate efforts by the airlines to divert travel bookings to distribution channels that they own and control and could also facilitate movement of travel agencies from one GDS to another. In addition, elimination of the rule prohibiting discrimination in airline fees could affect transaction fee revenues. Although DOT's GDS rules have terminated, DOT continues to assert statutory jurisdiction over GDSs.

E.U. regulations continue to address the participation of airline GDS owners in other GDSs.

The EC is engaged in a comprehensive review of its rules governing GDSs. It is unclear at this time when the EC will complete its review and what changes, if any, will be made to the E.U. rules. We could be unfairly and adversely affected if the E.U. rules are retained as to traditional GDSs used by travel agencies but are not applied to businesses providing comparable services, such as travel distribution websites owned by more than one airline. In addition, we could be adversely affected if changes to the rules, changes in interpretations of the rules, or new rules increase our cost of doing business, limit our ability to establish relationships with travel agencies, airlines, or others, impair the enforceability of existing agreements with travel agencies and other users of our system, prohibit or limit us from offering services or products, or limit our ability to establish or changes fees. Continued GDS regulation in the E.U. and elsewhere, while GDS regulations have terminated in the U.S., could also create the operational challenge of supporting different products, services and business practices to conform to the different regulatory regimes.

There are also GDS regulations in Canada, under the regulatory authority of the Canadian Department of Transport. On April 27, 2004, a significant number of these regulations were lifted. Amendments to the rules include eliminating the "obligated carrier" rule, which required larger airlines in Canada to participate equally in the GDSs, and elimination of the requirement that transaction fees charged by GDSs to airlines be non-discriminatory. Due to the elimination of the obligated carrier rule in Canada, Air Canada, the dominant Canadian airline, could choose distribution channels that it owns and controls or distribution through another GDS rather than through the Worldspan GDS.

Privacy and data protection—Our processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

In our processing of travel transactions, we receive and store a large volume of personally identifiable data. This data is increasingly subject to legislation in numerous jurisdictions around the world, including the E.U. through its Data Protection Directive (and variations of this Directive in the E.U. Member States). This legislation is typically intended to protect the privacy of personal data that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if the legislation is expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation in ways that negatively affect our business, financial condition and results of operations.

In addition, in the aftermath of the terrorist attacks of September 11, 2001, government agencies have been contemplating or developing initiatives to enhance national and aviation security, including the Transportation Security Administration's Computer-Assisted Passenger Prescreening System, known as CAPPS II. These initiatives may result in conflicting legal requirements with respect to data handling. As privacy and data protection has become a more sensitive issue, we may also incur legal defense costs and become exposed to potential liabilities as a result of differing views on the privacy of travel data. Travel businesses have also been subjected to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of passenger information. These and other privacy developments that are difficult to anticipate could impact our legal and other operating expenses and financial condition.

Key employees—Our ability to attract, train and retain executives and other qualified employees is crucial to results of operations and future growth.

We depend substantially on the continued services and performance of our key executives, senior management and skilled personnel, particularly our professionals with experience in our business and operations and the GDS industry, including: Rakesh Gangwal, our Chairman and Chief Executive Officer; Gregory O'Hara, our Executive Vice President—Corporate Planning and Development; Ninan Chacko, our Senior Vice President—e-Commerce and Product Planning; David A. Lauderdale, our Chief Technology Officer and Senior Vice President—Technical Operations; Michael B. Parks, our Senior Vice President and General Manager; Susan J. Powers, our Chief Information Officer and Senior Vice President—Worldwide Product Solutions; and Jeffrey C. Smith, our General Counsel, Secretary and Senior Vice President—Human Resources. We have entered into employment agreements with each of the above listed key employees to provide them with incentives to remain employed by us. However, we cannot assure you that any of these individuals will continue to be employed by us. Following the departure of our then Chief Financial Officer, Michael Wood, in November 2004, we have been engaged in a search for a new Chief Financial Officer. We may not be able to fill that position in the near future and we can not assure you that this management transition will not result in some disruption of our business. The specialized skills needed by our business are time-consuming and difficult to acquire and in short supply, and this shortage is likely to continue. A lengthy period of time is required to hire and train replacement personnel when skilled personnel depart the company. An inability to hire, train and retain a sufficient number of qualified employees could materially hinder our business by, for example, delaying our ability to bring new products and services to market or impairing the success of our operations. Even if we are able to maintain our employee base, the resources needed to attract and retain such employees may adversely affect our profits, growth and operating margins.

Business combinations and strategic investments—We may not successfully make and integrate business combinations and strategic investments.

We plan to continue to enter into business combinations, investments, joint ventures and other strategic alliances with other companies in order to maintain and grow revenue and market presence as well as to provide us with access to technology, products and services. Those transactions with other companies create risks such as difficulty in assimilating the technology, products and operations with our technology, products and operations; disruption of our ongoing business, including loss of management focus on existing businesses; impairment of relationships with existing executives, employees, customers and business partners; and losses that may arise from equity investments. In the past, in an effort to secure new technologies or obtain unique content for our GDS, we have invested in a number of early-stage technology companies. Each of these investments has required senior management attention. Many of these companies have failed, and most of our investments have been written down. If we enter into such transactions in the future, we may expend cash, incur debt, assume contingent liabilities or create additional expenses related to amortizing other intangible assets with estimable useful lives, any of which might harm our business, financial condition or results of operations. In addition, we may not be able to identify suitable candidates for these transactions or obtain financing or otherwise make these transactions on acceptable terms.

Seasonality—Because our business is seasonal, our quarterly results will fluctuate.

The travel industry is seasonal in nature. Bookings, and thus transaction fee revenues charged for the use of our GDS, typically decrease each year in the fourth quarter, due to the early bookings by customers for travel during the holiday season and a decline in bookings for business travel during the holiday season. During 2002 and 2003, our transactions in the fourth quarter have averaged approximately 22% of total transactions for those years. Seasonality could cause our revenues to fluctuate significantly from quarter to quarter. Substantial fluctuations in our revenues could have a material adverse effect on us.

Trade barriers—We face trade barriers outside of the United States that limit our ability to compete.

Trade barriers erected by non-U.S. travel suppliers, which are sometimes government-owned, have on occasion interfered with our ability to offer our products and services in their markets or have denied us content or features that they give to our competitors. Those trade barriers make our products and services less attractive to travel agencies in those countries than products and services offered by other GDSs that have these capabilities and have restricted our ability to gain market share outside of the U.S. Competition and trade barriers in those countries could require us to increase inducements, reduce prices, increase spending on marketing or product development, withdraw from or not enter certain markets or otherwise take actions adverse to us.

International operations—Our international operations are subject to other risks which may impede our ability to grow internationally.

Approximately 15% of our revenues during the twelve months ended September 30, 2004 were generated through our foreign subsidiaries. We face risks inherent in international operations, such as risks of:

  •
  currency exchange rate fluctuations;

  •
  local economic and political conditions, including conditions resulting from the continuing conflict in Iraq;

  •
  restrictive governmental actions (such as trade protection measures, privacy rules, consumer protection laws and restrictions on pricing or discounts);

  •
  changes in legal or regulatory requirements;

  •
  limitations on the repatriation of funds;

  •
  difficulty in obtaining distribution and support;

  •
  nationalization;

  •
  different accounting practices and potentially longer payment cycles;

  •
  seasonal reductions in business activity;

  •
  higher costs of doing business;

  •
  lack of, or the failure to implement, the appropriate infrastructure to support our technology;

  •
  lesser protection in some jurisdictions for our intellectual property;

  •
  disruptions of capital and trading markets;

  •
  laws and policies of the U.S. affecting trade, foreign investment and loans; and

  •
  foreign tax and other laws.

These risks may adversely affect our ability to conduct and grow business internationally, which could cause us to increase expenditures and costs, decrease our revenue growth or both.

Exchange rate fluctuations—Fluctuations in the exchange rate of the U.S. dollar and other foreign currencies could have a material adverse effect on our financial performance and results of operations.

While we and our subsidiaries transact business primarily in U.S. dollars and most of our revenues are denominated in U.S. dollars, a portion of our costs and revenues are denominated in other currencies, such as the Euro and the British Pound Sterling. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our operating expenses and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. In the past, we have incurred such losses, including a $1.0 million loss during 2001 and a $0.9 million loss during the nine months ended September 30, 2004.

Environmental, health and safety requirements—We could be adversely affected by environmental, health and safety requirements.

We are subject to requirements of foreign, federal, state and local environmental and occupational health and safety laws and regulations. These requirements are complex, constantly changing and have tended to become more stringent over time. It is possible that these requirements may change or liabilities may arise in the future in a manner that could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we have been or will be at all times in complete compliance with all those requirements or that we will not incur material costs or liabilities in connection with those requirements in the future.

Additional capital—We may need additional capital in the future and it may not be available on acceptable terms.

We may require more capital in the future to:

  •
  fund our operations;

  •
  finance investments in equipment and infrastructure needed to maintain and expand our network;

  •
  fund the FASA credit payments;

  •
  enhance and expand the range of services we offer; and

  •
  respond to competitive pressures and potential strategic opportunities, such as investments, acquisitions and international expansion.

We cannot assure you that additional financing will be available on terms favorable to us, or at all. The terms of available financing may place limits on our financial and operating flexibility. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or abandon expansion opportunities. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could reduce our competitiveness as our competitors may provide better maintained networks or offer an expanded range of services.

Securities laws compliance—Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, have required changes in some of our corporate governance and accounting practices. We expect these laws, rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time consuming and costly. We anticipate that compliance with these laws, rules and regulations will result in increased annual costs of approximately $2 million. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. These new laws, rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

Principal stockholders—Our principal stockholders could exercise their influence over us to your detriment.

As a result of their stock ownership of Worldspan Technologies Inc., or WTI, our ultimate parent, Citigroup Venture Capital Equity Partners L.P., or CVC, certain of its affiliates and Ontario Teachers' Pension Plan Board, or OTPP together own beneficially about 91% of WTI's outstanding capital stock. By virtue of their stock ownership, these entities have significant influence over our management and will be able to determine the outcome of all matters required to be submitted to the stockholders for approval, including the election of our directors and the approval of mergers, consolidations and the sale of all or substantially all of our assets. The interests of CVC and OTPP as equity owners of WTI may differ from your interests, and, as such, they may take actions which may not be in your interest. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity owners might conflict with your interests as a noteholder. In addition, our equity owners may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes.

Management's discussion and analysis of
financial condition and results of operations

Management's discussion and analysis of our results of operations includes periods prior to the consummation of the acquisition by WTI of the general partnership interest and, indirectly through its wholly-owned subsidiaries, the Limited partnership interests of Worldspan, L.P., known herein as the Acquisition. Accordingly, the discussion and analysis of historical periods prior to July 1, 2003 does not reflect the significant impact that the Acquisition has had and will have on us, including increased leverage and increased liquidity requirements. References to "WTI" refer to Worldspan Technologies Inc. References to the "company" refer to Worldspan, L.P. and WS Financing Corp. The terms "we", "us", "our" and other similar terms refer to the consolidated businesses of the company and all of its subsidiaries. References to the "Acquisition" refer to our acquisition by WTI through its wholly-owned subsidiaries, of the general partnership interests and limited partnership interest of Worldspan, L.P.

In accordance with the requirements of purchase accounting, the assets and liabilities of the company were adjusted to their estimated fair values and the resulting goodwill computed for the Acquisition. The application of purchase accounting generally results in higher depreciation and amortization expense in future periods. Accordingly, and because of other effects of purchase accounting, the results discussed for the nine months ended September 30, 2004 are not comparable with the nine months ended September 30, 2003.

Overview

We are a provider of mission-critical transaction processing and information technology services to the global travel industry. Globally, we are the largest transaction processor for online travel agencies, having processed 64% of all global distribution system, or GDS, online air transactions during the twelve months ended September 30, 2004. In the United States (the world's largest travel market), we are the second largest transaction processor for travel agencies, accounting for 32% of GDS air transactions and over 67% of online GDS air transactions processed during the twelve months ended September 30, 2004. We provide subscribers (including traditional travel agencies, online travel agencies and corporate travel departments) with real-time access to schedule, price, availability and other travel information and the ability to process reservations and issue tickets for the products and services of approximately 800 travel suppliers (such as airlines, hotels, car rental companies, tour companies and cruise lines) throughout the world. During the twelve months ended September 30, 2004, we processed approximately 201 million transactions. We also provide information technology services to the travel industry, primarily airline internal reservation systems, flight operations technology and software development.

Our relationships with four of the largest online travel agencies in the world have positioned us well to take advantage of the continuing shift to the online travel agency channel, where we have a higher market share. In addition, airlines have responded to the difficult operating conditions by offering lower prices on tickets distributed through direct and online channels, resulting in an increase in airline travel transactions generated through online travel agencies relative to traditional travel agencies. We believe our strong position in the online travel agency channel has allowed us to increase our airline transactions market share, despite the difficult times in the travel industry since 2001. Total transactions for the nine months ended September 30, 2004, including airline and hospitality and destination services, were up 5.7% compared to the same period in 2003.

As a result of the market conditions and industry pressures described above, we took steps to reduce our operating expenses. For example, effective December 31, 2003, we froze all further benefit accruals under our defined benefit pension plan. In addition, we restructured our medical benefits in the first quarter of 2004 by increasing employee contributions and co-pays, implementing charges for working spouses, consolidating and changing providers, and eliminating medical benefits for future retirees, except for a limited grandfathered group of employees. These changes to our employee benefits have resulted in cost savings in 2004. During the first quarter of 2004, we also renegotiated our network and communication contracts with our primary providers. We anticipate that these new agreements resulted in reduced telecommunication charges during 2004. We have also recently renegotiated our technology agreement with IBM and our headquarters office lease, which we expect to reduce our costs, as well. Each of these steps has started to generate cost savings which are expected to continue in future years; however, the actual amount of our ongoing expenses may ultimately be impacted by future changes in healthcare and technology costs and usage, which we are unable to predict.

We depend upon a relatively small number of airlines and online travel agencies for a significant portion of our revenues. Our five largest airline relationships represented an aggregate of approximately 51% and 54% of our total revenues for the twelve months ended September 30, 2004 and December 31, 2003, respectively, while our top ten largest airline relationships represented an aggregate of approximately 64% and 66% of our total revenues for the twelve months ended September 30, 2004 and December 31, 2003, respectively. Our relationships with four online travel agencies, Expedia, Hotwire, Orbitz and Priceline, represented 46% of our total transactions during the twelve months ended September 30, 2004. We expect to continue to depend upon a relatively small number of airlines and online travel agencies for a significant portion of our revenues.

Supplier content and transaction fees

Historically, we have increased the transaction fees we collect from our airline suppliers, which pay a substantial portion of our transaction fees. We anticipate that this historic trend of annual transaction fee increases could be reduced in the future due to our plan to enter into fare content agreements with major airlines. For instance, we have recently entered into fare content agreements with American Airlines, Continental Airlines, Delta, Northwest, United Air Lines and US Airways. Generally, in these agreements, the airlines commit (subject to the exceptions contained in the agreements) to provide the traditional and online travel agencies covered by the agreements in the territories covered by the agreements with substantially the same fare content it provides to the travel agency subscribers of other GDSs (including web fares) in exchange for payments from us and/or discounts in transaction fees to each airline and subject to us keeping steady the average transaction fees paid by each airline for travel agency transactions in the territories covered by the agreements. In addition, pursuant to this agreement, each airline has agreed, among other things, to commit to the highest level of participation in our GDS. Subject to termination rights, these obligations continue until late 2005 (in the case of US Airways) or 2006 (with respect to the other contracted airlines). Further, in February 2004, we executed a three-year fare content agreement with British Airways to provide access to virtually all of their published fares (including web fares) to some of our U.K. travel agencies. We expect that these fare content agreements will provide our travel agencies in the territories covered by the agreements with access to improved content concerning the flights and fares of the participating airlines and other forms of non-discriminatory treatment.

We believe that obtaining similar fare content from our other major airline travel suppliers is important to our ability to compete, since other GDSs have also entered into fare content agreements with various airlines. Consequently, we are pursuing agreements similar to these fare content agreements with other major airlines in order to obtain access to such content. We expect that the fare content agreements will require us to make, in the aggregate, significant payments or other concessions to the participating airlines which we expect will reduce our revenues.

Financial conditions in the airline industry

The downturn in the commercial airline market, together with, and resulting from, the ongoing threat of terrorist acts after September 11, 2001, war in Iraq and rising fuel costs for commercial airlines, among other issues, have adversely affected the financial condition of many commercial airlines. Several major airlines are experiencing liquidity problems, some have sought bankruptcy protection and still others are considering, or may consider, bankruptcy relief. We derive a substantial portion of our revenues from transaction fees received directly from airlines and from the sale of products and services directly to airlines. If an airline declared bankruptcy, we may be unable to collect our outstanding accounts receivable from the airline. In addition, the bankruptcy of the airline might result in reduced transaction fees and other revenues from the airline, a rejection by the airline of some or all of our agreements with it, or loss of the revenue by other means such as an airline liquidation, all of which could have a material adverse effect on our business, financial condition and results of operation.

Channel shift

An increasing number of travel transactions are being made online. During the twelve months ended September 30, 2004, airline transactions generated through online travel agencies accounted for approximately 30% of all airline transactions in the United States processed by a GDS, up from approximately 28% in 2003, approximately 23% in 2002 and approximately 17% in 2001. Between 2001 and 2003, the number of airline transactions in the United States generated through online travel agencies and processed by us increased at a compound annual growth rate of 24.3%. We believe that this shift to online travel agency bookings will continue, but the extent and pace of the shift is difficult to anticipate. Other industry developments, such as Expedia's announcement that it intends to move a portion of its transactions to another GDS provider, compound our difficulty in forecasting the growth of our transactions from online travel agencies. We typically pay a higher inducement per transaction to our large online travel agency customers than our traditional agencies. Accordingly, as we continue to experience significant channel shift, we expect our inducements cost to continue to grow and direct costs related to supporting traditional travel agencies to continue to decline.

Since 2001, the combination of channel shift, declines in the global economy, terrorist actions and threats, wars in Afghanistan and Iraq, and health concerns over SARS has resulted in annual declines in transactions generated by traditional travel agencies. As a result of these declines, we have completed restructuring activities in 2001, 2002, 2003 and 2004, which have largely been focused on reducing the operating costs associated with servicing traditional travel agencies in areas such as labor, network, agency hardware, and advertising.

Uncertainty in transaction volumes from online travel agencies

Although we have historically processed most of the airline transactions for our online travel agencies, these agencies may move a portion of their business to other technologies and technology providers, subject to some contractual limitations. See "Risk factors—Dependence on small number of online travel agencies". For example, Expedia announced in May 2004 that it intends to diversify its GDS relationships beyond using a single provider to process substantially all of its GDS transactions and that it intends to move a portion of its transactions to another GDS provider. Expedia has not specified the volumes or percentages of volumes it intends to process through this other GDS. To date, the anticipated movement of Expedia's transactions has not occurred and, at this time, we cannot forecast the timing or magnitude of any such movement on our financial position or results of operations. In connection with the Acquisition, we recorded an intangible asset related to online customer contracts of $131.9 million, of which we estimate $35.2 million was related to the Expedia contract. Based on that estimate, the portion of this intangible asset that was unamortized as of September 30, 2004 was $29.7 million. Upon determination of the specific volumes, percentage of volumes or timing relating to Expedia's announced agreement with the other GDS provider, we will further assess the impact, if any, on our overall financial condition as prescribed by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and SFAS No. 142, Goodwill and Other Intangible Assets. See "—Critical accounting policies—Long-lived assets" and "—Goodwill and other intangible assets." In addition, Orbitz has developed direct connections with travel suppliers which bypass our GDS. Further, Cendant Corporation recently acquired Orbitz. Cendant's Travel Distribution Services Division includes Galileo, which is a competitor of ours. Orbitz is one of our largest online travel agency customers. Our contract with Orbitz extends into 2011 subject to standard termination rights held by Orbitz including for-cause termination rights.

Although we currently continue to operate under these agreements, it is uncertain as to whether or not these and our other major online travel agencies will not attempt to terminate their respective agreements with us or otherwise move business to another GDS in the future. With this uncertainty, we cannot reliably forecast the volume of such transactions and may experience transaction volume decreases that result in a material adverse effect on our financial condition and operating results.

Neutrality

We do not own an online travel agency. Unlike our competitors, we have intentionally not pursued a strategy of vertical integration and instead have forged strategic partnerships with leading online travel agencies. Given the highly competitive nature of the travel agency business, we believe our customers value our neutrality. As the shift towards the online travel agency channel continues, we believe the traditional travel agencies will increasingly view the GDS-owned online travel agencies as competitive to their core business. As a result, our neutrality gives us an opportunity to capture additional business from both online and traditional travel agencies. However, to the extent that such agencies are acquired by or become affiliated with one of our competitors, the likelihood of our capturing additional business from those agencies may be reduced and our existing business with those agencies may be at risk.

FASA credits

Pursuant to the terms of our founder airline services agreements, or FASAs, we provide FASA credits to Delta and Northwest to be applied against FASA service fee payments due from these airlines to us. The FASA credits are structured and will be applied through June 2012 in scheduled monthly installments up to an aggregate total of approximately $104.2 million to each of Delta and Northwest as of September 30, 2004, and are reflected as reductions of FASA revenue in the corresponding periods. In the event that the monthly FASA credits deliverable by us to Delta or Northwest are more than the FASA service fee payments due from the applicable airline, then we will be obligated to pay such excess to such airline in cash. Pursuant to a recent amendment of our FASA with Delta, Worldspan has the right, at its option, to terminate the FASA credits on or before December 31, 2005, in exchange for a one-time payment from us to Delta of approximately $63–72 million, depending upon when Worldspan elects to make the one-time payment. The one-time payment would be capitalized and amortized as a reduction of FASA revenue in the corresponding periods. The FASA credits are described in additional detail under the heading "Liquidity and capital resources."

Impacts of the acquisition

We were initially founded by Delta, Northwest and TWA. Although we were owned by Delta, Northwest and American Airlines (as successor of TWA) since our inception until the Acquisition, we operated as an autonomous entity during that time. The expenses reflected in our historical financial statements do not reflect any allocation of overhead costs incurred by our founding airlines. For the periods following the Acquisition, our expenses changed as a result of the purchase accounting treatment of the Acquisition and the costs associated with financing the Acquisition. Under the rules of purchase accounting, we adjusted the value of our assets and liabilities to their respective estimated fair values, and any excess of the purchase price over the fair market value of the net assets acquired was allocated to goodwill. As a result of these adjustments to our asset basis, our depreciation and amortization expenses increased. In addition, for the periods following the Acquisition, our revenues have been affected by the accounting treatment of our obligation to provide FASA credits and make FASA credit payments under the FASAs with Delta and Northwest. These payments are accounted for as a reduction to our gross information technology services revenues.

Business segment summary

Our revenues are primarily derived from transaction fees paid by our travel suppliers for electronic travel distribution services, and to a lesser extent, other transaction and subscription fees from our information technology services operations:

  •
  Electronic travel distribution revenues are generated by charging a fee per transaction, which is generally paid by the travel supplier, based upon the number of transactions involved in the booking. We record and charge one transaction for each segment of an air travel itinerary (e.g., four transactions for a round-trip airline ticket with one connection each way). We record and charge one transaction for each car rental, hotel, cruise or tour company booking, regardless of the length of time associated with the booking. Fees paid by travel suppliers vary according to the levels of functionality at which they can participate in our GDS. These levels of functionality generally depend upon the type of communications and real-time access allowed with respect to the particular travel supplier's internal systems. Revenues are based on the volume of transactions and are not dependent on the revenue earned by the supplier for that booking. We recognize revenue for airline travel transactions in the month the transactions are processed, net of cancellations processed in that month. Revenues for other types of travel transactions are recognized at the time the booking is used by the traveler. Although the substantial majority of our electronic travel distribution revenues are derived from transaction fees paid by travel suppliers, we have an agreement with Hotwire which does not follow this traditional business model. Under our agreement with Hotwire, we generally derive revenues from a service fee payable by Hotwire (rather than the travel supplier) based upon the number of travel transactions booked.

    Set forth below is a chart illustrating the flow of payments in a typical consumer travel booking processed by us.

1 roundtrip airline ticket (one connection each way)	4 transactions
1 car rental (3 days)	1 transaction
1 hotel reservation (3 days)	1 transaction

6 transactions

*
Transaction and inducement fees are for illustrative purposes only.

•
Information technology services revenues are generated by charging a fee for hosting travel supplier inventory, reservations, flight operations and other computer applications within our data center and by providing software development and maintenance services on those applications. Fees paid by travel suppliers are generally based upon the volume of messages processed on behalf of the travel supplier or software development hours performed on the travel supplier's applications. In some cases, we charge fees for access to and usage of certain of our proprietary applications on a per transaction basis. Revenues for information technology services are recognized in the month that the services are provided and are recorded net of the value of the FASA credits earned by Delta and Northwest in the corresponding month.

Our costs and expenses consist of the cost of electronic travel distribution and information technology services revenues, selling, general and administrative expenses and depreciation and amortization:

  •
  Cost of electronic travel distribution revenues consists primarily of inducements paid to travel agencies, technology development and operations personnel, software costs, network costs, hardware leases, maintenance of computer and network hardware, the data center building, help desk and other travel agency support headcount. As our transactions from online travel agencies increase as a percent of our total transactions, we incur additional inducement and technology costs due to the average inducement paid to our large online customers typically exceeding the average inducement that we pay to traditional travel agencies and due to a higher volume of messages processed per transaction in the online channel compared to traditional travel agency transactions. Cost of information technology services revenues consists primarily of technology development and operations personnel, software costs, network costs, hardware leases, depreciation of computer hardware and the data center building, amortization of capitalized software and maintenance of computer and network hardware.

  •
  Selling, general and administrative expenses consist primarily of sales and marketing, labor and associated costs, advertising services, professional fees, a portion of the expenses associated with our facilities, depreciation of computer equipment, furniture and fixtures and leasehold improvements, internal management costs and expenses for finance, legal, human resources and other administrative functions.

Critical accounting policies

Accounts receivable

We generate a significant portion of our revenues and corresponding accounts receivable from the travel industry and, in particular, the commercial airline industry. As of September 30, 2004, approximately 76.1% of our accounts receivable were attributed to commercial airlines. Our other accounts receivable are generally attributable to other travel suppliers or travel agencies. We evaluate the collectibility of our accounts receivable considering a combination of factors. In circumstances where we are aware of a specific customer's inability to meet its financial obligations to us, we record a specific reserve for bad debts against amounts due in order to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on past write-off experience and the length of time the receivables are past due. Our collection risk with respect to our air travel suppliers may be mitigated by our participation in industry clearinghouses, which allow for centralized payment of service providers.

Since 2001, the travel industry has been adversely impacted by a decline in travel. Our customers have been negatively affected by the continuing lower levels of travel activity. Several major airlines are currently experiencing liquidity problems, leading some airlines to seek bankruptcy protection. Other airlines may seek relief through bankruptcy in the future. We believe that we have appropriately considered these and other factors impacting the ability of our travel suppliers and travel agencies to pay amounts owed to us. However, if demand for commercial air travel further softens due to terrorist acts, war, other incidents involving commercial air transport or other factors, the financial condition of our customers may be adversely impacted. If we begin, or estimate that we will begin, to experience higher than currently expected defaults on amounts due us, our estimates of the amounts which we will ultimately collect could be reduced by a material amount. In that event, we would need to increase our reserves for bad debts, which would result in a charge to our earnings.

Booking cancellation reserve

We record revenues for airline transactions processed by us in the month the booking is made. However, if the booking is subsequently cancelled, the transaction fee or fees may be credited or refunded to the airline. Therefore, we record revenues net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on historical cancellation rates. In estimating the amount of future cancellations that will require us to refund a transaction fee, we assume that a significant percentage of cancellations are followed by an immediate re-booking, without a net loss of revenues. This assumption is based on historical rates of cancellations and re-bookings and has a significant impact on the amount reserved. If circumstances change, such as higher than expected cancellation rates or changes in booking behavior, our estimates of future cancellations could be increased by a material amount, and our revenues could be decreased by a corresponding amount. At September 30, 2004 and December 31, 2003, our booking cancellation reserve was $10.7 million and $9.7 million, respectively. The cancellation reserve increased by $1.0 million at September 30, 2004 due to an increase in booking levels. This reserve is sensitive to the number of bookings remaining for future travel periods as of each balance sheet date. For example, if bookings for future travel as of September 30, 2004 had been 10% higher, the reserve balance would have been increased by approximately $1.0 million.

Inducements

We pay inducements to traditional and online travel agencies for their usage of our GDS. These inducements may be paid at the time of signing a long-term agreement, at specified intervals of time, upon reaching specified transaction thresholds or for each transaction processed by us. Inducements that are payable on a per transaction basis are expensed in the month the transactions are generated. Inducements paid at contract signing or payable at specified dates or upon the achievement of specified objectives are capitalized and amortized over the expected life of the travel agency contract. Inducements payable upon the achievement of specified objectives are assessed as to the likelihood and amount of ultimate payment and expensed over the term of the contract. If we change our estimate of the inducements to be paid to travel agencies in future periods, based upon developments in the travel industry or upon the facts and circumstances of a specific travel agency, cost of sales will increase or decrease accordingly. In addition, we estimate the recoverability of capitalized inducements based upon the expected future cash flows from transactions generated by the related travel agencies. If we change our estimates for future recoverability of amounts capitalized, cost of sales will increase as the amounts are written-off.

Lease classification

We lease our data center facility and a significant portion of our data center equipment. At the inception of each lease agreement, we assess the lease for capitalization based upon the criteria specified in Statement of Financial Accounting Standards ("SFAS") No. 13, Accounting for Leases. As of September 30, 2004, our liabilities included $77.2 million in outstanding capital lease obligations.

During 2002, we entered into a five-year agreement with IBM for hardware, maintenance, software and other services. In December 2003, this agreement was amended to, among other changes, extend the term of the original agreement until June 2008. As of September 30, 2004, the minimum payments due under the amended agreement are approximately $220.9 million. The agreement has been accounted for as a multiple-element software arrangement in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The total cost of the agreement is allocated to the various products and services obtained based upon their relative fair values at initiation of the arrangement and each element of the arrangement is accounted for separately as either a capital or period cost, depending on its characteristics. The hardware acquired under this agreement is accounted for in accordance with SFAS 13. In addition, SOP 98-1 requires software licensed for internal use to be evaluated in a manner analogous to SFAS 13 for purposes of determining accounting treatment. At September 30, 2004, we had outstanding capital lease obligations of $29.1 million associated with this agreement. Certain other costs associated with the agreement are treated as operating leases and are expensed based upon utilization throughout the term of the agreement.

Long-lived assets

We review all of our long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If we determine that such indicators are present, we prepare an undiscounted future net cash flow projection for the asset. In preparing this projection, we make a number of assumptions, which include, without limitation, future transaction volume levels, price levels and rates of increase in operating expenses. If our projection of undiscounted future cash flows is in excess of the carrying value of the recorded asset, no impairment is reported. If the carrying value of the asset exceeds the projected undiscounted net cash flows, an impairment is recorded. The amount of the impairment charge is determined by discounting the projected net cash flows.

Goodwill and other intangible assets

We account for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires goodwill and some intangible assets to no longer be amortized. In addition, goodwill is tested for impairment at the reporting unit level and intangible assets deemed to have an indefinite life and other intangibles are tested for impairment at least annually, or more frequently if impairment indicators arise. We test for impairment of goodwill and other intangible assets by preparing an undiscounted future net cash flow analysis. In preparing this projection, we make a number of assumptions, which include, without limitation, future transaction volume levels, price levels and rates of increase in operating expenses. If our projection of undiscounted future cash flows is in excess of the carrying value of the recorded asset, no impairment is reported. If the carrying value of the asset exceeds the projected undiscounted net cash flows, an impairment is recorded. The amount of the impairment charge is determined by discounting the projected net cash flows.

Results of operations

The following table shows information derived from our consolidated statements of operations expressed as a percentage of revenues for the periods presented.

	Predecessor Basis			Successor Basis
	Year ended December 31,
			Six months ended June 30, 2003	Three months ended September 30, 2003		Nine months ended September 30, 2004
					Six months ended December 31, 2003
	2001	2002

Revenues:
Electronic travel distribution	85.8%	88.2%	88.8%	92.8%	92.3%	93.4%
Information technology services	14.2	11.8	11.2	7.2	7.7	6.6

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0
Operating expenses:
Cost of revenues excluding developed technology amortization	66.3	66.2	71.5	71.3	74.4	69.5
Developed technology amortization	1.4	1.7	1.6	2.4	2.6	2.3

Total cost of revenues	67.7	67.9	73.1	73.7	77.0	71.8
Selling, general and administrative expenses	23.2	19.9	16.3	15.1	16.9	13.1
Amortization of intangible assets	—	—	—	4.0	4.3	3.7

Total operating expenses	90.9	87.8	89.4	92.8	98.2	88.6
Operating income	9.1	12.2	10.6	7.2	1.8	11.4
Total other expense	2.1	0.6	4.5	4.4	5.0	4.4

Income (loss) before provision for income taxes	7.0	11.6	6.1	2.8	(3.2)	7.0
Income tax (benefit) expense	(0.1)	0.1	—	—	0.2	0.5

Net income (loss)	7.1%	11.5%	6.1%	2.8%	(3.4)%	6.5%

Comparison of successor nine months ended September 30, 2004 to the successor three months ended September 30, 2003 and the predecessor six months ended June 30, 2003

Revenues

Total revenues were $731.1 million for the nine months ended September 30, 2004, a $34.1 million or 4.9% increase from the three months ended September 30, 2003 revenues of $229.5 million and the six months ended June 30, 2003 revenues of $467.5 million. This increase was primarily attributable to higher average fees per transaction and an increase in the volume of transactions processed during the first nine months of 2004 when compared to the same period in the prior year.

Electronic travel distribution revenues were $683.0 million for the nine months ended September 30, 2004, a $55.2 million or 8.8% increase from the three months ended September 30, 2003 revenues of $212.9 million and the six months ended June 30, 2003 revenues of $414.9 million. The increase in revenues was largely attributable to a 2.9% higher average fee per air transaction coupled with a 7.3 million or 5.4% increase in transactions generated from air travel suppliers during the period. The increase was also attributable to a 2.5% higher average fee per car and hotel transaction coupled with a 1.4 million or 10.1% increase in the volume of car and hotel transactions processed.

Information technology services revenues were $48.2 million for the nine months ended September 30, 2004, a $20.9 million or 30.2% decrease from the three months ended September 30, 2003 revenues of $16.6 million and the six months ended June 30, 2003 revenues of $52.5 million. The decrease was primarily attributable to $16.7 million of FASA credits for the first six months of 2004, which are provided under the terms of the FASAs, for which there was no corresponding credit during the first six months of 2003 and a reduction in certain operating expenses which are passed through to Delta and Northwest.

Cost of revenues excluding developed technology amortization

Cost of revenues excluding developed technology amortization was $508.3 million for the nine months ended September 30, 2004, a $10.1 million increase from cost of revenues excluding developed technology amortization of $163.7 million for the three months ended September 30, 2003 and $334.5 million for the six months ended June 30, 2003. Cost of revenues excluding developed technology amortization as a percentage of total revenues decreased to 69.5% for the nine months ended September 30, 2004 compared to 71.3% for the three months ended September 30, 2003 and 71.5% for the six months ended June 30, 2003. This decrease was primarily attributable to lower employee costs, network costs, software expenses and depreciation on hardware provided to traditional travel agencies, partially offset by higher inducements paid to travel agencies.

Cost of electronic travel distribution revenues excluding developed technology amortization was $444.1 million for the nine months ended September 30, 2004, a $14.5 million or 3.4% increase from cost of electronic travel distribution revenues excluding developed technology amortization of $141.5 million for the three months ended September 30, 2003 and $288.1 million for the six months ended June 30, 2003. Cost of electronic travel distribution revenues excluding developed technology amortization as a percentage of total revenues decreased to 60.8% for the nine months ended September 30, 2004 compared to 61.7% for the three months ended September 30, 2003 and 61.6% for the six months ended June 30, 2003. This decrease was primarily attributable to an 18.8% decline in employee costs, a 25.3% reduction in network and communication charges, a 22.8% decrease in software costs and a 15.1% reduction in depreciation, principally on hardware provided to traditional travel agencies, which was partially offset by a 24.3% increase in inducements paid to travel agencies. Employee costs declined as a result of the April 2003 workforce reductions. In addition, as part of a cost savings initiative, we reduced the salaries of U.S. and Canada employees by 5%, which was effective May 1, 2003. We also froze all further benefit accruals under the defined benefit pension plan effective December 31, 2003, which reduced the pension benefits net periodic costs during the nine months ended September 30, 2004. Network costs decreased due to migration of customers to Internet-based products rather than dedicated circuits. In addition, during the first quarter of 2004, we renegotiated our network and communication contracts with our primary providers. Software expenses decreased as a result of our exercising our right to terminate agreements with two technology providers, for which there was no corresponding charge during the nine months ended September 30, 2004. Depreciation on hardware provided to traditional travel agencies decreased during the period due to the decrease in capital expenditures for this type of hardware. As traditional travel agencies purchase their own equipment, our need to continue this capital expenditure decreases. Inducements grew due to the growth in transaction volumes and the continuing shift toward online travel agency transactions, which tend to have higher inducement costs than traditional travel agency transactions.

Cost of information technology services revenues excluding developed technology amortization was $64.2 million or 8.8% of total revenues for the nine months ended September 30, 2004, a $4.4 million or 6.4% decrease from cost of information technology services revenues excluding developed technology amortization of $22.2 million, or 9.7% of total revenues, for the three months ended September 30, 2003 and $46.4 million, or 9.9% of total revenues, for the six months ended June 30, 2003. This decrease was primarily caused by the reduced costs attributable to the hosting operations for Delta and Northwest.

Developed technology amortization

Developed technology amortization was $16.5 million or 2.3% of total revenues for the nine months ended September 30, 2004, a $3.6 million or 27.9% increase from the three months ended September 30, 2003 developed technology amortization of $5.5 million and the six months ended June 30, 2003 developed technology amortization of $7.4 million, or 2.4% and 1.6% of total revenues for the three months ended September 30, 2003 and the six months ended June 30, 2003, respectively. This increase was a result of the Acquisition. Purchase accounting requires intangible assets to be recorded at their fair value and amortized over their estimated useful lives. The related amortization during the first nine months of 2004 was higher when compared to the same period in the prior year because there was no corresponding amortization during the first six months of 2003.

Selling, general and administrative expenses

Selling, general and administrative expenses were $95.4 million or 13.1% of total revenues for the nine months ended September 30, 2004, a $15.3 million or 13.8% decrease from the three months ended September 30, 2003 selling, general and administrative expenses of $34.6 million and the six months ended June 30, 2003 selling, general and administrative expenses of $76.1 million, or 15.1% and 16.3% of total revenues for the three months ended September 30, 2003 and the six months ended June 30, 2003, respectively. The decrease was attributable to our recording a workforce reduction charge of $1.3 million during the nine months ended September 30, 2004 as compared to a workforce reduction charge of $4.6 million recorded during the six months ended June 30, 2003, reduced advertising and promotion activities, a decrease in bad debt reserves and a series of smaller transactions. The 2003 workforce reduction, which affected approximately 200 employees, was a result of decreased travel, and related booking volumes, caused by several factors including the war in Iraq, concerns over SARS and the weakened economy. The $4.6 million charge included $4.0 million for the electronic travel distribution segment and $0.6 million for the information technology services segment. The annual labor costs represented by the employees terminated in the 2003 workforce reduction was approximately $11.1 million. We expect that the 2003 workforce reduction will decrease our labor costs in the future, although other factors, including any future expansion of our workforce, will also impact our ongoing labor costs. Advertising and promotion decreased as a result of our cost savings initiatives. The decrease in bad debt reserves was related to the improved aging of receivables of our customers.

Amortization of intangible assets

Amortization of intangible assets was $27.4 million or 3.7% of total revenues for the nine months ended September 30, 2004, an $18.3 million increase from the three months ended September 30, 2003 amortization of intangible assets of $9.1 million or 4.0% of total revenues. This increase was a result of the Acquisition. Purchase accounting requires intangible assets to be recorded at their fair value and amortized over their estimated useful lives. The related amortization during the first nine months of 2004 was higher when compared to the same period in the prior year since there was no corresponding amortization during the first six months of 2003.

Operating income

Operating income was $83.4 million for the nine months ended September 30, 2004, a $17.4 million or 26.4% increase from the three months ended September 30, 2003 operating income of $16.5 million and the six months ended June 30, 2003 operating income of $49.5 million. Operating income as a percentage of total revenues increased to 11.4% for the nine months ended September 30, 2004 compared to 7.2% and 10.6% in the three months ended September 30, 2003 and the six months ended June 30, 2003, respectively. The increase in operating income primarily resulted from an 8.8% increase in electronic travel distribution revenues, an 18.8% decrease in employee costs, a 25.3% decrease in network and communication costs, a 22.8% decrease in software expenses, a 15.1% decrease in depreciation primarily on agency and office equipment and a 75.4% reduction in advertising and promotion activities, partially offset by a 24.3% increase in inducements paid to travel agencies and increased amortization of the fair value of amortizing intangible assets as a result of the Acquisition.

Net interest expense

Net interest expense was $30.8 million for the nine months ended September 30, 2004, an $18.1 million increase from the three months ended September 30, 2003 net interest expense of $10.3 million and the six months ended June 30, 2003 net interest expense of $2.4 million. This increase in net interest expense was primarily due to the interest expense associated with the debt issued in connection with the Acquisition.

Income tax expense

Income tax expense attributable to foreign jurisdictions was $4.0 million for the nine months ended September 30, 2004, a $3.8 million increase from the three months ended September 30, 2003 income tax expense of $0.1 million and the six months ended June 30, 2003 income tax expense of $0.1 million. The increase in income tax expense relates to an increase in the taxable income of our foreign subsidiaries during the nine months ended September 30, 2004 and the utilization of foreign deferred tax assets of $1.6 million.

Net income

Net income was $47.5 million for the nine months ended September 30, 2004, a $12.7 million increase from the three months ended September 30, 2003 net income of $6.4 million and the six months ended June 30, 2003 net income of $28.4 million. This increase was primarily as a result of a $17.4 million increase in operating income and a $17.3 million change-in-control expense recorded during the six months ended June 30, 2003, for which there was no corresponding charge during the nine months ended September 30, 2004. These amounts were partially offset by an $18.1 million increase in net interest expense associated with the debt issued in connection with the Acquisition and a $3.8 million increase in income tax expense attributable to our foreign subsidiaries and the utilization of foreign deferred tax assets of $1.6 million.

Comparison of the successor six months ended December 31, 2003 and the predecessor six months ended June 30, 2003 to the predecessor year ended December 31, 2002

Revenues

Total revenues were $467.5 million for the six months ended June 30, 2003 and $429.5 million for the six months ended December 31, 2003, a $17.9 million or 2.0% decrease from 2002 revenues of $914.9 million. This decrease was primarily attributable to a decline in information technology services revenues as a result of the FASA credits.

Electronic travel distribution revenues were $414.9 million for the six months ended June 30, 2003 and $396.5 million for the six months ended December 31, 2003, a $4.3 million or 0.5% increase from 2002 revenues of $807.1 million. The increase in revenues was largely attributable to a 1.7% increase in the average fee per transaction charged to air travel suppliers for booking activities, which was partially offset by a 0.4% decrease in air booking activities. The increase in electronic travel distribution revenue was also attributable to a 1.4 million or 8.4% increase in the volume of car and hotel transactions processed. The increase in car and hotel transactions was a result of an increase in our online channel. The average fee per transaction charged to car and hotel suppliers increased 2.6% from 2002 to 2003.

Information technology services revenues were $52.5 million for the six months ended June 30, 2003 and $33.0 million for the six months ended December 31, 2003, a $22.3 million or 20.7% decrease from 2002 revenues of $107.8 million. The decrease was primarily driven by $16.7 million of FASA credits, a 5.8% decrease in software development activities performed for Delta and an 89.8% decline in third-party web site hosting revenue.

Cost of revenues excluding developed technology amortization

Cost of revenues excluding developed technology amortization was $334.5 million for the six months ended June 30, 2003 and $319.6 million for the six months ended December 31, 2003, a $48.3 million or 8.0% increase from 2002 cost of revenues of $605.8 million. Cost of revenues excluding developed technology amortization as a percentage of total revenues increased to 71.5% for the six months ended June 30, 2003 and 74.4% for the six months ended December 31, 2003 compared to 66.2% in 2002. This increase was primarily driven by higher software license fees and inducements paid to travel agencies, partially offset by lower network costs, labor costs and depreciation on hardware provided to traditional travel agencies.

Cost of electronic travel distribution revenues excluding developed technology amortization was $288.1 million for the six months ended June 30, 2003 and $275.4 million for the six months ended December 31, 2003, a $54.8 million or 10.8% increase from 2002 cost of electronic travel distribution revenues excluding developed technology amortization of $508.7 million. Cost of electronic travel distribution revenues excluding developed technology amortization as a percentage of total revenues increased to 61.6% for the six months ended

June 30, 2003 and 64.1% for the six months ended December 31, 2003, compared to 55.6% in 2002. This increase was primarily driven by a 17.5% increase in inducements paid to travel agencies and a 21.7% increase in our license fees for software. These increases were partially offset by a 16.6% reduction in network charges and a 24.0% reduction in depreciation, principally on hardware provided to traditional travel agencies. Inducements grew due to the continuing shift toward online travel agency transactions, which tend to have higher inducement costs than traditional travel agency transactions. Software costs were higher as a result of additional computing capacity added throughout 2003 to support the continued growth of the online channel. Network costs decreased due to migration of customers to Internet-based products rather than dedicated circuits. Depreciation on hardware provided to traditional travel agencies decreased during the period due to the decrease in capital expenditures for this type of hardware. As traditional travel agencies purchase their own equipment, our need to continue this capital expenditure decreases.

Cost of information technology services revenues excluding developed technology amortization was $46.4 million for the six months ended June 30, 2003 and $44.2 million for the six months ended December 31, 2003 or 9.9% and 10.3% of total revenues for the six months ended June 30, 2003 and December 31, 2003, respectively, a $6.6 million or 6.8% decrease from 2002 cost of information technology revenues excluding developed technology amortization of $97.2 million or 10.6% of total revenues. This decrease was primarily driven by the 5.8% decrease in software development activities for Delta.

Developed technology amortization

Developed technology amortization was $7.4 million for the six months ended June 30, 2003 and $11.0 million for the six months ended December 31, 2003 or 1.6% and 2.6% of total revenues for the six months ended June 30, 2003 and December 31, 2003, respectively, a $3.2 million or 21.1% increase from 2002 developed technology amortization of $15.2 million or 1.7% of total revenues. This increase was a result of the Acquisition. Purchase accounting requires intangible assets to be recorded at their fair value and amortized over their estimated useful lives.

Selling, general and administrative expenses

Selling, general and administrative expenses were $76.1 million for the six months ended June 30, 2003 and $72.7 million for the six months ended December 31, 2003 or 16.3% and 16.9% of total revenues for the six months ended June 30, 2003 and December 31, 2003, respectively, a $33.0 million or 18.2% decrease from 2002 selling, general and administrative expenses of $181.8 million or 19.9% of total revenues. The decrease was primarily driven by lower costs for incentive compensation programs and decreased labor costs as a result of the December 2002 and April 2003 workforce reductions. We recorded restructuring charges of $4.6 million in 2003 and $6.1 million in 2002. The 2003 workforce reduction, which affected approximately 200 employees, was a result of decreased travel, and related booking volumes, caused by several factors including the war in Iraq, concerns over SARS and the weakened economy. The $4.6 million charge included $4.0 million for the electronic travel distribution segment and $0.6 million for the information technology services segment. The annual labor costs represented by the employees terminated in the 2003 workforce reduction is approximately $11.1 million. We expect that the 2003 workforce reduction will decrease our labor costs in the future, although other factors, including any future expansion of our workforce, will also impact our ongoing labor costs. The 2002 workforce reduction, which affected approximately 130 employees, was a voluntary program offered by us in an effort to reduce labor costs. The annual labor costs represented by the employees terminated in the 2002 workforce reduction is approximately $9.6 million. We expect that the 2002 workforce reduction will decrease our labor costs in the future, although other factors, including any future expansion of our workforce, will also impact our ongoing labor costs. In addition, as part of a cost savings initiative, we reduced the salaries of U.S. and Canada employees by 5%, which was effective May 1, 2003.

Amortization of intangible assets

Amortization of intangible assets was $18.3 million for the six months ended December 31, 2003 or 4.3% of total revenues for the six months ended December 31, 2003, a $18.3 million increase from 2002. This increase was a result of the Acquisition. Purchase accounting requires intangible assets to be recorded at their fair value and amortized over their estimated useful lives.

Operating income

Operating income was $49.5 million for the six months ended June 30, 2003 and $7.9 million for the six months ended December 31, 2003, a $54.6 million or 48.8% decrease from 2002 operating income of $112.0 million. Operating income as a percentage of total revenues decreased to 10.6% for the six months ended June 30, 2003 and 1.8% for the six months ended December 31, 2003, compared to 12.2% in 2002. This decrease primarily resulted from a 20.7% decrease in technology services revenues as a result of the FASA credits, a 17.5% increase in inducements paid to travel agencies and amortization of the fair value of amortizing intangible assets.

Net interest expense

Net interest expense was $2.4 million for the six months ended June 30, 2003 and $20.6 million for the six months ended December 31, 2003, a $19.6 million increase from 2002 net interest expense of $3.4 million. This increase in net interest expense was primarily due to the interest expense associated with the debt issued in connection with the Acquisition.

Other, net

Other expense, net was $1.5 million for the six months ended June 30, 2003 and $0.01 million for the six months ended December 31, 2003, a $9.3 million increase in expense from 2002 other income, net of $7.8 million. The increase was due to our receipt of proceeds from a legal settlement in 2002.

Income tax expense

Income tax expense attributable to foreign jurisdictions was $0.1 million for the six months ended June 30, 2003 and $1.0 million for the six months ended December 31, 2003, a $0.2 million decrease from 2002 income tax expense of $1.3 million.

Net income

Net income was $28.4 million for the six months ended June 30, 2003 and net loss was $14.7 million for the six months ended December 31, 2003, a $91.1 million or 86.9% decline from 2002 net income of $104.8 million. This decrease was primarily as a result of a

$54.6 million decrease in operating income and the interest expense associated with the debt issued in connection with the Acquisition.

Comparison of years ended December 31, 2002 and December 31, 2001

Revenues

Total revenues were $914.9 million in 2002, a $26.5 million or 3.0% increase from 2001 revenues of $888.4 million. This increase in revenues was primarily attributable to an increase in the average transaction fee partially offset by a decrease in transaction volumes and a decrease in information technology services revenues as a result of the acquisition of TWA by American Airlines in 2001 and the subsequent migration of TWA's activities to American Airlines.

Electronic travel distribution revenues were $807.1 million in 2002, a $44.8 million or 5.9% increase from 2001 revenues of $762.3 million. The increase in revenues was largely attributable to a 7.0% increase in the average transaction fee charged to air travel suppliers for booking activities and a 1.7 million or 11.4% increase in the volume of car and hotel transactions processed. The increase in car and hotel transactions were a result of an increase primarily through our online travel agencies. The increase in revenues was partially offset by a 4.6 million or 2.5% decrease in airline transactions due to reduced demand for air travel following the terrorist attacks in September 2001.

Information technology services revenues were $107.8 million in 2002, an $18.3 million or 14.5% decrease from 2001 revenues of $126.0 million. The decrease in revenues was largely attributable to the purchase of the assets of TWA by American Airlines in 2001 and the resulting migration of services previously performed by us on behalf of TWA into the operations of American Airlines during 2001. Software development activities performed for Northwest and Delta decreased by 21.3% compared to 2001.

Cost of revenues excluding developed technology amortization

Cost of revenues excluding developed technology amortization was $605.8 million in 2002, a $17.2 million or 2.9% increase from 2001 cost of revenues excluding developed technology amortization of $588.6 million. Cost of total revenues excluding developed technology amortization as a percentage of total revenues in 2002 was relatively consistent with 2001. The $17.2 million increase was primarily attributable to higher software license fees and inducements paid to travel agencies, partially offset by lower network costs, decreased utilization of third party professional services, reductions in headquarters space rented and lower advertising promotional activities.

Cost of electronic travel distribution revenues excluding developed technology amortization was $508.7 million in 2002, a $33.3 million or 7.0% increase from 2001 cost of electronic travel distribution revenues excluding developed technology amortization of $475.4 million. Cost of electronic travel distribution revenues excluding developed technology amortization as a percentage of total revenues increased to 55.6% in 2002 compared to 53.5% in 2001. This increase is primarily attributable to a 32.4% increase in inducements paid to travel agencies and a 15.5% increase in our software license fees. Inducements paid to online travel agencies, which tend to be higher than those paid to traditional travel agencies, grew primarily as a result of the continuing shift to the online channel. Licenses for systems software grew largely as a result of increased computing capacity requirements necessitated by the shift to the online channel. The increase in costs was partially offset by a 15.8% decrease in our costs for network services as a result of increased utilization of online travel technologies.

Cost of information technology services revenues excluding developed technology amortization was $97.2 million or 10.6% of total revenues in 2002, a $16.1 million or 14.2% decrease from 2001 cost of information technology services revenues excluding developed technology amortization of $113.3 million or 12.8% of total revenues. The decrease versus 2001 was largely caused by the discontinued hosting of TWA in our data center following TWA's acquisition by American Airlines in 2001 and its elimination as a stand-alone carrier. Additionally, software development costs were lower in 2002 as a result of a 21.3% reduction in the development hours that we provided for our largest hosted airlines. This decrease was part of the overall reductions in discretionary spending by the airline industry following September 2001.

Developed technology amortization

Developed technology amortization was $15.2 million or 1.7% of total revenues for 2002, a $2.4 million or 18.8% increase from 2001 developed technology amortization of $12.8 million or 1.4% of total revenues. This increase was a result of additional amortization associated with software development initiatives, primarily related to online booking products.

Selling, general and administrative expenses

Selling, general and administrative expenses were $181.8 million or 19.9% of total revenues in 2002, a $24.5 million or 11.9% decrease from selling, general and administrative expenses of $206.3 million or 23.2% of total revenues in 2001. The significant decrease in 2002 was primarily attributable to a $8.5 million decline in charges associated with headcount reductions. In 2002, we incurred charges of $6.1 million related to severance costs associated with a voluntary severance program. Worldspan offered the 2002 workforce reduction, which affected approximately 130 employees, in an effort to reduce labor costs. The annual labor costs represented by the employees terminated in the 2002 workforce reduction is approximately $9.6 million. We expect that the 2002 workforce reduction will decrease our labor costs in the future, although other factors, including any future expansion of our workforce, will also impact our ongoing labor costs. In 2001, we incurred charges of $7.2 million related to a post-9/11 work force reduction and $7.4 million related to a work force reduction associated with the discontinuation of information technology services to TWA due to American Airlines's acquisition of TWA's assets and the subsequent transition of its IT services business from us to American Airlines's provider. The annual labor costs represented by the employees terminated in the 2001 workforce reduction is approximately $27.6 million. We expect that the 2001 workforce reduction will decrease our labor costs in the future, although other factors, including any future expansion of our workforce, will also impact our ongoing labor costs. We also incurred a one-time charge of $8.2 million in 2001 associated with the restructuring of one of our travel agency inducement programs. In addition, in 2002 selling, general and administrative expenses decreased $6.1 million as a result of a reduction in advertising and marketing activities and other reductions in discretionary spending.

Operating income

Operating income was $112.0 million in 2002, a $31.4 million or 39.0% increase from 2001 operating income of $80.6 million. Operating income as a percentage of total revenues increased to 12.2% in 2002 from 9.1% in 2001. The comparative increase in operating income for 2002 was principally due to a 7.0% increase in the average air transaction fee, 38.5% growth in online travel distribution, 15.8% decrease in network expenses resulting from greater utilization of online travel technologies, reductions in discretionary spending, a reduction of charges associated with workforce reduction programs ($6.1 million in 2002 compared to $14.5 million in 2001) and the restructuring of one of our travel agency inducement programs which was not repeated in 2002.

Net interest expense

Net interest expense was $3.4 million in 2002, a $2.7 million increase from 2001 net interest expense of $0.7 million. The increase in net interest expense was primarily due to reduced returns on invested cash and cash equivalents in 2002.

Gain on sale of marketable securities

Gain on sale of marketable securities was $9.1 million in 2001 as a result of Worldspan's sale of its remaining France Telecom (formerly Equant N.V.) shares.

Write-down of impaired investments

Write-down of impaired investments was $10.3 million in 2002, a $9.5 million or 48.0% decrease from 2001 write-down of impaired investments of $19.8 million. In 2002, we discontinued entering into strategic investments with early-stage technology and Internet companies that offer travel related products and services. The original business plans for most of our investees have not come to fruition. There was a significant reduction in the write-down of impaired investments in 2002 since the write-down of impaired investments in 2001 related primarily to investments that we acquired in 2000. We purchased $42.8 million and $9.4 million of investments during the years ended December 31, 2000 and 2001, respectively.

Other, net

Other income, net was $7.8 million in 2002, a $12.6 million increase in income from 2001 other expense, net of $4.8 million. The increase was due to our receipt of proceeds from a legal settlement in 2002.

Income tax expense

Income tax expense was $1.3 million in 2002, a $2.2 million increase from 2001 income tax benefit of $0.9 million. The increase was due to the realization of a taxable loss by foreign subsidiaries in 2001.

Net income

Net income was $104.8 million in 2002, a $41.6 million or 65.8% increase over 2001 net income of $63.2 million. Net income as a percentage of revenues increased to 11.5% in 2002 from 7.1% in 2001. This increase was primarily a result of a $31.4 million improvement in operating income in addition to a reduction of $9.5 million in impairment charges related to minority equity investments in third parties ($10.3 million in 2002 compared to $19.8 million in 2001).

Quarterly results

The following table sets forth our unaudited historical revenues, operating income and net income by quarter during 2002 and 2003 and the first three quarters of 2004:

	Predecessor basis						Sucessor basis
	Fiscal year 2002				Fiscal year 2003
(dollars in thousands)
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenues:
Electronic travel distribution	$211,873	$209,560	$207,450	$178,212	$206,944	$207,989	$212,916	$183,572
Information technology services	27,586	26,564	27,600	26,024	27,401	25,138	16,598	16,376

Total	$239,459	$236,124	$235,050	$204,236	$234,345	$233,127	$229,514	$199,948

Operating income (loss)	$42,062	$31,832	$35,725	$2,348	$27,254	$22,249	$16,537	$(8,687)
Net income (loss)	39,965	36,680	34,338	(6,164)	25,302	3,112	6,371	(21,071)

	Successor basis
	Fiscal year 2004
	Q1	Q2	Q3

Revenues:
Electronic travel distribution	$232,539	$232,487	$217,937
Information technology services	15,992	16,317	15,851

Total	$248,531	$248,804	$233,788

Operating income	$27,391	$31,113	$24,919
Net income	16,152	21,513	9,845

The travel industry is seasonal in nature. Bookings, and thus transaction fees charged for the use of our GDS, decrease significantly each year in the fourth quarter, primarily in December, due to early bookings by customers for travel during the holiday season and a decline in business travel during the holiday season. All of the 2002 quarters were also negatively impacted by the significant decrease in air travel and booking activity after the September 11, 2001 terrorist attacks and the resulting decline in both the travel industry and the overall economic climate. The first and second quarters of 2003 were negatively impacted by several events, including the war in Iraq and the outbreak of SARS. In addition, net income for the second quarter was negatively impacted by the $17.3 million change-in-control expense. Information technology services revenue decreased in the third and fourth quarters of 2003 primarily as a result of the FASA credits. Net income decreased in the third and fourth quarters of 2003 primarily as a result of increased amortization of intangible assets and interest expense associated with the debt issued in connection with the Acquisition.

Liquidity and capital resources

Our principal source of liquidity will be cash flow generated from operations and borrowings under our new senior credit facility. Our principal uses of cash will be to meet debt service requirements, finance our capital expenditures, make any FASA credit payments and provide working capital. Based on our current level of operations, we believe that our cash flow from operations, available cash and available borrowings under our new senior credit facility will be adequate to meet our future liquidity needs for at least the next 12 months, although no assurance can be given. Our future operating performance and ability to extend or refinance our indebtedness will be dependent on future economic conditions and financial, business and other factors that are beyond our control. We have historically generated significant cash flow from operations. During 2004, we used this cash flow to prepay an aggregate of $50.0 million of our term loan in addition to the mandatory repayment schedule.

At September 30, 2004, we had cash and cash equivalents of $75.0 million and working capital of $21.1 million as compared to $38.9 million in cash and cash equivalents and working capital of $(17.5) million at September 30, 2003. The $38.6 million increase in working capital and the $36.1 million increase in cash were primarily the result of increases in net income. At December 31, 2003, we had cash and cash equivalents of $43.7 million and working capital of $(17.7) million as compared to $132.1 million in cash and cash equivalents and working capital of $62.8 million at December 31, 2002. The $80.5 million decrease in working capital and the $88.4 million decrease in cash were primarily driven by a decrease in net income. In addition, working capital was negative at December 31, 2003 since we distributed $110.0 million to our founding airlines during the first six months of 2003, causing our cash and cash equivalents balance to decrease significantly.

Historically, we have funded our operations through internally generated cash. We generated cash from operating activities of $111.9 million for the nine months ended September 30, 2004 as compared to $12.7 million for the three months ended September 30, 2003 and $41.0 million for the six months ended June 30, 2003. The $58.2 million increase in cash provided by operating activities during the first nine months of 2004 as compared to the first nine months of 2003 primarily resulted from a $14.1 million increase in net income, a $22.0 million increase for changes in operating assets and liabilities and an increase in non-cash charges of $22.1 million. We generated cash from operating activities of $41.0 million for the six months ended June 30, 2003 and $50.9 million for the six months ended December 31, 2003 compared to $186.7 million for 2002. The $94.8 million decrease in cash provided by operating activities during 2003 as compared to 2002 primarily resulted from a $91.1 million decrease in net income and the decrease in working capital. We generated cash from operating activities of $161.2 million for 2001. The $25.5 million increase in cash provided by operating activities from 2001 to 2002 primarily resulted from a $41.7 million increase in net income, partially offset by a $14.0 million increase in deferred costs associated with a new technology agreement entered into in 2002.

We used cash for investing activities of approximately $5.6 million for the nine months ended September 30, 2004 as compared to $6.4 million for the three months ended September 30, 2003 and $5.2 million for the six months ended June 30, 2003. The decrease in cash used for investing activities during the first nine months of 2004 as compared to the first nine months of 2003 primarily resulted from proceeds realized on the sale of an investment in September 2004. We used cash for investing activities of approximately $5.2 million for the six months ended June 30, 2003 and $17.3 million for the six months ended December 31, 2003 compared to $15.2 million in 2002. The increase in cash used for investing activities during 2003 as compared to 2002 primarily resulted from increased purchases of computer hardware. We used cash for investing activities of approximately $25.4 million in 2001. The decrease in cash used for investing activities during 2002 as compared to 2001 primarily resulted from reduced purchases of computer hardware.

We used cash for financing activities of approximately $75.0 million for the nine months ended September 30, 2004 as compared to $11.3 million for the three months ended September 30,

2003 and $124.0 million for the six months ended June 30, 2003. The decrease in cash used for financing activities during the first nine months of 2004 as compared to the first nine months of 2003 primarily resulted from a $110.0 million decrease in distributions to our founding airlines, partially offset by $54.5 million of payments made with respect to the existing senior credit facility. We used cash for financing activities of approximately $124.0 million for the six months ended June 30, 2003 and $33.8 million for the six months ended December 31, 2003 compared to $125.4 million in 2002. The increase in cash used for financing activities during 2003 as compared to 2002 primarily resulted from a $10.0 million increase in distributions to our founding airlines, $12.0 million of payments associated with the existing senior credit facility, and transaction costs associated with the Acquisition. We used cash for financing activities of approximately $191.0 million in 2001. The decrease in cash used for financing activities during 2002 as compared to 2001 primarily resulted from a $75.0 million reduction in cash distributions to our partners from $175.0 million during 2001 to $100.0 million during 2002, partially offset by increased principal payments on capital leases.

Existing senior credit facility

In June 2003, we entered into a senior credit facility with a syndicate of financial institutions as lenders. The existing senior credit facility provides for aggregate borrowings by us of up to $175.0 million, consisting of:

  •
  a four-year revolving credit facility of up to $50.0 million in revolving credit loans and letters of credit which is available until June 30, 2007, and

  •
  a four-year term loan facility of $125.0 million which matures on June 30, 2007.

We borrowed $125.0 million under the term loan facility in connection with the Acquisition. The revolving credit facility is available for working capital and general corporate needs.

Obligations under the senior credit facility and the guarantees are secured by:

  •
  a perfected first priority security interest in all of our tangible and intangible assets and all of the tangible and intangible assets of WTI and each of its direct and indirect domestic subsidiaries and certain foreign subsidiaries, subject to customary exceptions, and

  •
  a pledge of (i) all of the membership interests of WS Holdings LLC owned by WTI, (ii) all of our partnership interests owned by WTI and WS Holdings LLC, (iii) all of the capital stock of our domestic subsidiaries and some of our foreign subsidiaries and (iv) 65% of the capital stock of other of our first-tier foreign subsidiaries.

Borrowings under the senior credit facility bear interest at a rate equal to, at our option:

  •
  a base rate generally defined as the sum of (i) the higher of (x) the prime rate (as quoted on the British Banking Association Telerate Page 5) and (y) the federal funds effective rate, plus one half percent (0.50%) per annum) and (ii) an applicable margin, or

  •
  a LIBOR rate generally defined as the sum of (i) the rate at which euro deposits for one, two, three or six months (as selected by us) are offered in the interbank euro market as set forth on page 3750 of the Dow Jones Telerate Screen and (ii) an applicable margin.

The initial applicable margin for the base rate revolving loans is 2.75% and the applicable margin for the euro revolving loans is 3.75%. The applicable margin for the loans is subject to reduction based upon the ratio of our consolidated total bank debt to consolidated EBITDA. We are also required to pay a commitment fee of 0.50% per annum on the difference between committed amounts and amounts actually utilized under the revolving credit facility. Fees for letters of credit are based on the face amount of each letter of credit outstanding under the existing senior credit facility multiplied by to the applicable margin for LIBOR borrowings under the revolving credit facility and are payable quarterly in arrears. In addition, we must pay each letter of credit bank a fronting fee to be determined based upon the face amount of all outstanding letters of credit issued by it.

Total cash principal and interest payments related to the $125.0 million borrowed under the term loan facility portion of our existing senior credit facility were $54.5 million and $4.7 million, respectively, for the nine months ended September 30, 2004. The remaining principal payment schedules will require payments over a four-year period for the term loan, totaling to the following principal payments: $1.0 million in 2004, $12.5 million in 2005, $12.5 million in 2006 and $32.5 million in 2007.

The existing senior credit facility requires us to meet financial tests, including without limitation, a minimum fixed charge coverage ratio, a minimum interest coverage ratio, a maximum senior secured leverage ratio and a maximum total leverage ratio. The minimum fixed charge ratio was 1.00 to 1.00 as of the end of the third quarter of 2004 and will increase to 1.10 to 1.00 by the end of the term of the senior credit facility. The minimum interest coverage ratio was 2.15 to 1.00 as of the end of the third quarter of 2004 and will increase to 3.00 to 1.00 by the end of the term of the existing senior credit facility. The maximum senior secured leverage ratio was 1.50 to 1.00 as of the end of the third quarter of 2004 and will decrease to 1.00 to 1.00 by the end of the term of the existing senior credit facility. The maximum total leverage ratio was 3.75 to 1.00 as of the end of the third quarter of 2004 and will decrease to 2.75 to 1.00 by the end of the term of the existing senior credit facility. In addition, the existing senior credit facility contains customary covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in a senior credit facility. As of September 30, 2004, we were in compliance with these covenants.

Following the consummation of this offering, we expect to enter into a new senior credit facility, consisting of a revolving credit facility of $40.0 million and a term loan facility of $400.0 million.

9 5/8% senior notes due 2011

On June 30, 2003, we issued $280.0 million aggregate principal amount of 9 5/8% Senior Notes Due 2011. Interest on the existing senior notes accrues at 9 5/8% per annum.

We cannot redeem the existing senior notes before June 15, 2007 except that, until June 15, 2006, we can choose to redeem up to an aggregate of 35% of the original principal amount of the existing senior notes, or $98.0 million, at a redemption price of 109.625% of the principal amount of the existing senior notes we redeem with funds raised in certain equity offerings.

The existing senior notes are unsecured senior obligations, are equal in right of payment to all of our existing and future unsecured senior debt, and are senior in right of payment to all of our future subordinated debt. The existing senior notes are guaranteed by each subsidiary guarantor (as defined in the indenture governing the existing senior notes).

If we experience a change of control (as defined in the indenture governing the existing senior notes), each holder of existing senior notes may require us to repurchase all or any portion of the holder's existing senior notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

The indenture governing the existing senior notes contains certain covenants that, among other things, limit (i) the incurrence of additional debt by Worldspan and certain of its subsidiaries, (ii) the payment of dividends and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries and (vi) certain consolidations, mergers and transfers of assets. As of September 30, 2004, we were in compliance with these covenants. The indenture also prohibits certain restrictions on distributions from certain subsidiaries.

Capital lease obligations

We lease equipment and software under capital lease obligations. As of September 30, 2004, our obligations under capital leases totaled $77.2 million. The interest rate used in computing the present value of the minimum lease payments ranges from approximately 4.0% to 12.0% depending on the asset being leased.

Capital lease obligations of $30,703 and $41,053 were incurred in 2001 and 2002, respectively, $17,237 and $12,134 for the six months ended June 30, 2003 and six months ended December 31, 2003, respectively, and $22,426 (unaudited) for the nine months ended September 30, 2004, when the Partnership entered into leases for new equipment.

Future minimum lease payments under non-cancelable capital leases at December 31, 2003 are as follows:

(Dollars in thousands)

2004	$21,287
2005	18,343
2006	15,756
2007	7,152
2008	4,864
Thereafter	45,547

Total	112,949
Less amount representing interest	(41,811)

Present value of net minimum lease payments	71,138
Less current maturities	(16,136)

Long-term maturities	$55,002

Subordinated notes

As part of the Acquisition, WTI issued to American Airlines and Delta subordinated seller notes in the original principal amounts of $39.0 million and $45.0 million, respectively. The subordinated seller notes mature on July 31, 2012; provided that to the extent that any portion of the subordinated seller notes are not prepaid by WTI by June 30, 2011, a 5% premium will be payable by WTI on the outstanding principal amount and accrued and unpaid interest thereon which is prepaid or repaid following June 30, 2011 at the time of such prepayment or repayment. The subordinated seller notes are unsecured obligations of WTI, are not our debt obligations and are contractually and structurally subordinated to our senior notes and our senior credit facility and structurally subordinated to all of our other debt. The subordinated seller note originally issued to American Airlines bears interest at an annual rate equal to 12.0% and the subordinated seller note originally issued to Delta bears interest at an annual rate equal to 10.0%. So long us we are not in default under, and are in compliance with all financial covenants of, our senior credit facility, the indenture governing our senior notes and other permitted senior debt and continue to maintain a fixed charge coverage ratio (as defined in the indenture) of 2.25x or better, WTI will pay interest equal to 5% of the then outstanding principal amount of the subordinated seller notes in cash, with the remaining interest payable in cash or in kind at WTI's option. During a default under our senior credit facility, the indenture governing our senior notes and/or other permitted senior debt, WTI will be permitted to pay all interest on the subordinated seller notes in kind. While the subordinated seller notes are not our debt obligations, so long as we are not in default under, and are in compliance with all financial covenants of, our senior credit facility and the indenture governing our senior notes and continue to maintain a fixed charge coverage ratio (as defined in the indenture) of 2.25x or better, we will be permitted to distribute funds to WTI sufficient to pay the 5% cash interest component of the subordinated seller notes. During the six months ended December 31, 2003, we distributed $1.9 million to WTI for this purpose. During the six months ended June 30, 2003 and the three months ended March 31, 2004, we did not distribute cash to WTI for this purpose.

In January 2005, WTI redeemed the Delta subordinated note, along with all additional notes issued or issuable in lieu of cash interest payments, for an aggregate payment of $36.1 million. As a result of this redemption, the Delta subordinated seller note was cancelled. As part of the Transactions, we expect to redeem the subordinated seller note originally issued to American Airlines (which in now held by affiliates of CVC).

FASAs

Pursuant to the terms of the FASAs, we provide FASA credits to Delta and Northwest to be applied against FASA service fee payments due from these airlines to us. The FASA credits are structured and will be applied through June 2012 in an amount up to an aggregate total of approximately $104.2 million to each of Delta and Northwest as of September 30, 2004, and are reflected as reductions to our FASA revenues in the corresponding periods. The FASA credits are provided to Delta and Northwest in monthly installments, with an annual amount of $16.7 million scheduled to be provided to each of these founding airlines during the first six years of the respective FASA term, an annual amount of $9.2 million scheduled to be provided to each of these founding airlines during the seventh and eighth years of the respective FASA term and an annual amount of $6.7 million scheduled to be provided to each of these founding airlines during the ninth year of the respective FASA term. In the event that the monthly FASA credits deliverable by us to Delta or Northwest are more than the FASA service fee payments due from the applicable airline, then we will be obligated to pay such excess to such airline in cash. Pursuant to a recent amendment of our FASA with Delta, Worldspan has the right, at its option, to terminate the FASA credits to Delta on or before December 31, 2005, in exchange for a one-time payment from us to Delta of approximately $63-72 million, depending upon when Worldspan elects to make the one-time payment. The one-time payment would be capitalized and amortized as a reduction of FASA revenue in the corresponding periods.

Delta or Northwest many terminate its FASA due to a failure by us to satisfy the mainframe processing time, system availability or critical production data performance standards under that agreement (which represent performance standards which we have historically met under our predecessor services agreements with Delta and Northwest). Furthermore, such a termination by Delta or Northwest of its FASA will constitute an event of default under our existing senior credit facility, is expected to constitute an event of default under our new senior credit facility and may constitute a default under any other of our future senior credit facilities. In the event that the event of default is waived by the applicable lenders under our senior credit facilities (as defined in the subordination agreement executed by the founding airlines) or our senior credit facilities are no longer outstanding, then any remaining FASA credits deliverable by us to the terminating airline will not be provided according to the initial nine year schedule specified above and will instead be payable in cash to such airline as and when, and only to the extent that, we are permitted to make such payments as "Restricted Payments" under the restricted payment covenant test contained in the indenture. See "Description of the notes—Certain covenants—Restricted payments." If a FASA is otherwise terminated in accordance with its terms prior to the expiration of its term, such as a termination by either Delta or Northwest without cause, or is rejected by Delta or Northwest in bankruptcy, then the obligation to provide the remaining FASA credits or to make the remaining FASA credit payments then deliverable or payable to the airline under the applicable FASA will terminate. Our obligations to provide FASA credits or to make the FASA credit payments will not terminate if either or both of Delta and Northwest reduce or cease operations in a way that reduces or eliminates the amount of airline services either founding airline obtains under the FASAs, although an airline's failure to comply with its software development minimum and exclusivity obligations would constitute a breach of its agreement. If we terminate a FASA other than as expressly permitted by the agreement, then we will be obligated to provide the scheduled FASA credits to the applicable airline by way of a monthly cash payment rather than applying the FASA credits against FASA service fee payments due from the airline. In the event that the monthly FASA credits deliverable by us to Delta or Northwest are more than the FASA service fee payments due from the applicable airline, then we will be obligated to pay such excess to such airline in cash. In the event of our bankruptcy or insolvency, holders of our senior debt (as defined in the subordination agreement executed by the founding airlines), including the notes, will be entitled to receive payments in full in cash before we may make any FASA credit payments in cash. In that event, Delta and Northwest will, however, retain their rights to apply the scheduled FASA credit payments against their obligations to pay us fees for our services under the FASAs. In the event that we wrongfully terminate a FASA, we will remain obligated to deliver the FASA credits to the applicable airline by paying the credit amounts to the applicable airline in cash on a monthly basis according to the nine-year schedule described above. However, if we reject a FASA in a bankruptcy of the company, our FASA credit payment obligations to the applicable airline will match the obligations described above in a termination of a FASA by such airline due to our failure to satisfy performance standards. Any FASA credit payment obligations by us to an airline in such a bankruptcy will be subordinated to our senior debt (as defined in the subordination agreement executed by the founding airlines), including the notes.

Taxes

Because we are a limited partnership, our partners will owe taxes on all of the income that we generate in the United States. We expect that WTI will cause us to make distributions to it from time to time sufficient to cover all income taxes owed by WTI. Under the terms of our senior credit facility and the indentures governing our existing senior notes and the notes offered hereby, we are specifically permitted to make these tax distributions.

IBM agreement

In 2002, we entered into a five year agreement with IBM for hardware currently deployed in our data center, future hardware requirements, TPF license fees and other software products, equipment maintenance and various other services. In December 2003, this agreement was amended to, among other changes, extend the term of the original agreement until June 2008. Prior to entering into this agreement, we routinely acquired many of these products and services from IBM under separate agreements with varying terms and conditions. This agreement bundles these products and services together for one discounted price and, at December 31, 2003, requires minimum payments aggregating approximately $272.8 million over the term of the agreement, with $68.6 million, $58.3 million, $60.7 million, $59.3 million and $25.9 million payable in 2004, 2005, 2006, 2007 and 2008, respectively. In the event we are unable to renegotiate a new agreement with IBM or another third party with similarly discounted prices, our costs for these services could increase.

Capital expenditures

Capital expenditures for property and equipment, including both purchased assets and assets acquired under capital leases, as well as capitalized software, totaled $33.9 million for the nine months ended September 30, 2004, an increase of $4.6 million from capital expenditures of $6.5 million for the three months ended September 30, 2003 and $22.8 million for the six months ended June 30, 2003. We have estimated approximately $41.9 million for capital expenditures in 2004. Of that amount, approximately $19.5 million relates to a significant upgrade of mainframe computer equipment at our data center. The upgraded equipment is expected to be in use through June 2008. The remaining $22.4 million represents normal growth in capacity requirements as well as routine replacement of older equipment. We have forecasted approximately $26.8 million for capital expenditures in 2005, which relates to normal growth in capacity requirements and routine replacement of older equipment.

Capital expenditures totaled $52.3 million for 2003, a decrease of $4.2 million from capital expenditures of $56.5 million in 2002. Capital expenditures totaled $56.7 million in 2001. The $0.2 million decrease in capital expenditures from 2002 to 2001 was principally due to a reduction in purchases of bundled software products, reductions in acquisitions of personal computers for employee use and reduced purchases of hardware to be provided to traditional travel agencies.

Contractual obligations

The following table summarizes our future minimum non-cancelable contractual obligations (including interest) at December 31, 2003.

	Payments due by period
contractual obligations (dollars in thousands)	Total	2004	2005 to 2006	2007 to 2008	2009 and beyond

Long-term debt	$609,712	$40,321	$112,017	$109,999	$347,375
Capital lease obligations	112,949	21,287	34,099	12,016	45,547
Operating leases	244,266	53,464	91,651	71,046	28,105
Other long-term obligation	47,405	8,981	21,060	17,364	—

Total contractual obligations	$1,014,332	$124,053	$258,827	$210,425	$421,027

In March 2004, we entered into an agreement to purchase data network services for our U.S. and Canadian offices and travel agency customers that expires in 2007. In addition, the agreement includes voice services for our U.S. and Canadian offices. The minimum commitment over the term of the agreement is $30.0 million.

Off-balance sheet arrangements

At September 30, 2004 and December 31, 2003, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Effect of inflation

Inflation generally affects us by increasing our costs of labor, equipment and new materials. We do not believe that inflation has had any material effect on our results of operations during fiscal years 2003 and 2002 and the nine months ended September 30, 2004 and 2003.

Recently issued accounting pronouncements

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. The Statement requires a public entity to measure cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period. The Partnership does not believe SFAS 123R will have a significant impact on the Partnership's consolidated financial position or results of operations.

Quantitative and qualitative disclosures about market risk

Market risk represents the risk of changes in value of a financial instrument, derivative or non-derivative, caused by fluctuations in interest rates, foreign exchange rates and equity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are exposed to foreign currency and interest rate risks. These risks primarily relate to the sale of products and services to foreign customers and changes in interest rates on our long-term debt.

Foreign exchange rate market risk

We consider the U.S. dollar to be the functional currency for all of our entities. Substantially all of our net sales and the majority of our expenses in 2001, 2002, 2003 and the nine months ended September 30, 2004 were denominated in U.S. dollars. Therefore, foreign currency fluctuations did not materially impact our financial results in those periods. We have foreign currency exposure arising from the translation of our foreign subsidiaries' financial statements into U.S. dollars. The primary currencies to which we are exposed to fluctuations include the euro and the British pound sterling. The fair value of our net foreign investments would not be materially affected by a 10% adverse change in foreign currency exchange rates from December 31, 2001, 2002, 2003 or September 30, 2004 levels.

Interest rate market risk

Our existing senior credit facility is variable rate debt. Interest rate changes therefore generally do not affect the market value of such debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. As of September 30, 2004, we had variable rate debt of approximately $58.5 million. Holding other variables constant, including levels of indebtedness, a one hundred basis point increase in interest rates on our variable debt would have had an estimated impact on pre-tax earnings and cash flows for the next year of approximately $0.6 million. Under the terms of our existing senior credit facility, we are required to have at least 50% of our total indebtedness subject to either a fixed interest rate or interest rate protection for a period of not less than three years.

Business

We are a provider of mission-critical transaction processing and information technology services to the global travel industry. Globally, we are the largest transaction processor for online travel agencies, having processed 64% of all global distribution system, or GDS, online air transactions during the twelve months ended September 30, 2004. In the United States (the world's largest travel market), we are the second largest transaction processor for travel agencies, accounting for 32% of GDS air transactions and over 67% of online GDS air transactions processed during the twelve months ended September 30, 2004. We provide subscribers (including traditional travel agencies, online travel agencies and corporate travel departments) with real-time access to schedule, price, availability and other travel information and the ability to process reservations and issue tickets for the products and services of approximately 800 travel suppliers (such as airlines, hotels, car rental companies, tour companies and cruise lines) throughout the world. During the twelve months ended September 30, 2004, we processed approximately 201 million transactions. We also provide information technology services to the travel industry, primarily airline internal reservation systems, flight operations technology and software development.

We operate in two business segments: electronic travel distribution and information technology services, which represented approximately 93% and 7%, respectively, of our revenues in the twelve months ended September 30, 2004. Our electronic travel distribution revenues are generally derived from travel suppliers paying us a fee per transaction processed, as well as fees for other products. Under this model, each time a travel agency processes a booking with a travel supplier through us, the travel supplier pays us a fee based on the number of transactions involved in the booking. We record and charge one transaction fee for each segment of an air travel itinerary (e.g., four transactions for a round-trip airline ticket with one connection each way). We record and charge one transaction fee for each car rental, hotel, cruise or tour company booking, regardless of the length of time associated with the booking. The price of travel (airline ticket, car rental or hotel stay) does not impact the transaction fee that we receive. In addition to transaction fees, we derive a small portion of our electronic travel distribution revenues from access fees paid by travel agencies for the use of our services, which are typically discounted or waived if the travel agency generates a specified number of transactions through us over a specified period of time. As an incentive for travel agencies to use us, we typically pay volume-based inducements to our travel agencies. We also generate revenues from information technology services that we provide to various travel suppliers. As part of this business, we operate, maintain, develop and host the internal reservation and other systems for Delta and Northwest.

We are the largest processor globally for online travel agencies as measured by transactions. Since 1999, our total online travel agency transactions have increased from 14.6 million transactions to 90.3 million transactions in 2003 for a compound annual growth rate of 57.7%, with growth of 18.9% from 2002 to 2003. During the twelve months ended September 30, 2004, in the United States (the world's largest travel market) we processed over 67% of online airline transactions and nearly all non-GDS owned online travel agency airline transactions processed by a GDS. Moreover, we expect hospitality and destination services transactions (which include car, hotel, tour, cruise and rail) generated through online travel agencies to increase in the future as hospitality and destination services suppliers increasingly recognize the distribution potential of online travel agencies and the importance of making inventory available for distribution in and generating sales through this channel. We believe that the emergence and growth of the Internet as a channel for making travel bookings and our leading market position put us at the forefront of industry growth.

We have executed an alternative strategy with regard to the online travel agency channel. Unlike our primary competitors, we do not own an online travel agency that competes with travel suppliers or travel agencies. Instead, we have developed strategic relationships with online travel agencies to provide them with transaction processing, mission-critical technology and services, and access to our aggregated travel information, which enable online travel agencies to operate effectively and efficiently. As a result of this strategy, we have entered into long-term contracts with Expedia, Orbitz and Priceline, which are three of the five largest online travel agencies in the world. In addition, we have an agreement with Hotwire, another online travel agency, to process its airline transactions and have converted all of its airline transactions from Sabre, its previous provider, to us since March 2003.

Worldspan was founded in 1990 by Delta, Northwest and TWA. Affiliates of these three airlines (and later American Airlines, following its acquisition of TWA's assets) held ownership stakes in Worldspan from its formation until June 2003. We refer to American Airlines, Delta and Northwest in this offering memorandum as our founding airlines. On June 30, 2003, WTI acquired 100% of the outstanding partnership interests of Worldspan from affiliates of our founding airlines for an aggregate consideration of $901.5 million and agreed to provide credits to Delta and Northwest totaling up to $250.0 million structured over nine years in exchange for the agreement of those airlines to continue using Worldspan for information technology services.

GDS industry

The GDS industry is a core component of the worldwide travel industry and is organized around two major sets of customers: travel suppliers and travel agencies. Suppliers of travel and travel-related products and services (such as airlines, car rental companies and hotels) utilize GDSs as a means of selling tickets and generating sales. As compensation for performing these services, the GDS generally charges the travel supplier a fee for every transaction it processes. Travel agencies (including traditional travel agencies, online travel agencies and corporate travel departments) utilize GDSs to search schedule, price, availability and other travel information and to process transactions on behalf of consumers. GDSs provide travel agencies with a single, expansive source of travel information, allowing travel agencies to search and process tens of thousands of itinerary and pricing options across multiple travel suppliers within seconds. Although travel agencies initiate and complete the transactions, it is the travel supplier that generally pays the transaction fee to the GDS. In addition, in order to gain and maintain relationships with travel agencies, GDSs typically provide volume-based inducements and other economic incentives to travel agencies. Travel agencies may also pay fees for the use of hardware and software provided by the GDS, which may be discounted or waived if the travel agency generates a specified number of transactions through the GDS over a specified period of time. Nearly every time a consumer books a travel reservation through a travel agency on a travel supplier that participates in a GDS, a GDS generates revenue.

In recent years, the travel industry has been marked by the emergence and growth of the Internet as a travel distribution channel. The growth in use of the Internet has led to the establishment of online travel agencies that provide a link between the consumer and the travel supplier, typically through a GDS. During the twelve months ended September 30, 2004, airline transactions generated through online travel agencies accounted for approximately 30%

of all airline transactions in the United States processed by a GDS, up from approximately 28% in 2003, approximately 23% in 2002 and approximately 17% in 2001. Between 1999 and 2003, the number of airline transactions in the United States generated through online travel agencies and processed by a GDS increased at a compound annual growth rate of 41.5% and an annual growth rate of 14.7% from 2002 to 2003. The chart below illustrates airline transactions generated through online and traditional travel agencies in the United States and processed by a GDS.(1)

(1)   MIDT airline transactions data for Worldspan, Amadeus, Galileo and Sabre.

Information technology services industry

GDSs and other companies also provide various information technology services to the travel industry. These services include (i) internal reservation system services; (ii) flight operations technology services; and (iii) software development and licensing services, which includes custom development and integration. Internal reservation system services generally include the operation, maintenance, development and hosting of an airline's internal reservation system. The internal reservation system services a GDS provides to its airline customers are a critical component of their operations because they are the means by which they sell tickets. Flight operations technology services provide operational support from pre-flight preparation through departure and landing. Some of these services include weight and balance calculations, flight planning and tracking, passenger boarding, flight crew management, passenger manifests and cargo. Software development services focus on creating innovative software for use in an airline's internal reservation system and flight operations systems.

Competitive strengths

We believe that the following strengths will allow us to continue to grow our market position and enhance our operating profitability and cash flow:

Market leading transaction processor for online travel agencies.    During the twelve months ended September 30, 2004, we processed more than 67% of online airline transactions made in the United States and processed by a GDS. In the mid-1990s, we recognized the important and increasing role the Internet would play in travel distribution. Our leadership in the online travel agency channel began in 1995 when Microsoft chose us as its transaction processing partner when it was developing Expedia as an online travel agency. Our relationship with Microsoft allowed us to gain invaluable experience in the online travel agency channel. We believe we were the first GDS to use Internet Protocol, or IP, from the online travel agency site all the way through to our mainframe, which allows us to take advantage of newly developing Internet technologies and to optimize our products and services for online travel agencies and travel suppliers. In addition, we executed a strategy of developing contractual relationships with online travel agencies, rather than owning an online travel agency like our primary competitors. As a result, we have been able to enter into long-term contracts with Expedia, Orbitz and Priceline, which are three of the five largest online travel agencies in the world. In addition, we have an agreement with Hotwire, another leading online travel agency, to process its airline transactions and have converted all of its airline transactions from Sabre, its previous provider, to us since March 2003.

Well positioned to take advantage of the shift to the online travel agency channel.    An increasing number of travel transactions are being made online. During the twelve months ended September 30, 2004, airline transactions generated through online travel agencies accounted for approximately 30% of all airline transactions in the United States processed by a GDS, up from approximately 28% in 2003, approximately 23% in 2002 and approximately 17% in 2001. Between 2001 and 2003, the number of airline transactions in the United States generated through online travel agencies and processed by us increased at a compound annual growth rate of 24.3%. We believe that this shift to online travel agency booking will continue. Our relationships with four of the six largest online travel agencies in the world have positioned us well to take advantage of this shift.

Barriers to entry.    A GDS is a computerized system based on state-of-the-art technology and is highly customized and difficult to replicate. In order to become a successful participant in the GDS industry, a new market entrant would face several barriers to entry, including:

  •
  the costs and length of time required to assemble the hardware systems and develop the sophisticated intellectual property of a GDS necessary to compile, process and manage the large and complex databases of travel information;

  •
  the costs and length of time required to establish relationships and negotiate distribution agreements with a wide range of travel suppliers; and

  •
  the costs and length of time required to establish relatioships and negotiate agreements with travel agencies, which are generally operating under multi-year contracts with existing GDSs and which incur costs in converting to a new GDS.

Neutrality.    We do not own an online travel agency. Unlike our competitors, we have intentionally not pursued a strategy of vertical integration and instead have forged strategic partnerships with leading online travel agencies. Given the highly competitive nature of the travel agency business, we believe our customers value our neutrality. As the shift towards the online travel agency channel continues, we believe the traditional travel agencies will increasingly view the GDS-owned online travel agencies as competitive to their core business. As a result, our neutrality gives us an opportunity to capture additional business from both online and traditional travel agencies.

Robust technology capabilities.    Our use of Internet and server-based technologies has allowed us to provide travel suppliers and online and traditional travel agencies with products and services that enable custom applications, reduce operating costs, increase productivity and enhance the customer experience. We believe we were the first GDS to configure our systems to use Internet Protocol, or IP, from the travel agency site all the way through to our mainframe. Our technological capabilities have allowed us to develop advanced fares and pricing, messaging, flight availability caching, and Web-interface solutions. In addition, our systems and networks are redundant and our hardware, software and data center have significant capacity for expansion. Our key systems utilize IBM's Transaction Processing Facility software platform, or TPF, which is valued for its ability to quickly and dependably process and manage the high number of transactions generated by our travel suppliers and travel agencies. We have an asset management agreement with IBM which expires in June 2008, that allows us to purchase IBM software, services and hardware at favorable prices. As a result of this agreement, we believe we will be able to increase our processing and computer capabilities without a significant increase in associated software and hardware costs.

Proven business model with strong cash flow generation.    Since our inception in 1990, we have successfully developed a leading global electronic travel distribution and information technology services business within the travel industry. Our ability to leverage our cost structure, grow transaction volumes, enlarge our customer base, and incur moderate ongoing capital expenditure and working capital requirements, enables us to generate significant net cash from operations. From January 1, 1999 through September 30, 2004, we generated $913.3 million of net cash from operations, which primarily enabled us to distribute $715 million to our founding airlines from January 1, 1999 through the closing of the Acquisition. Additionally, from 1999 to 2003, we accomplished the following: increased total transactions from 154 million to 193 million, representing a compound annual growth rate of 5.8%; increased our total electronic travel distribution revenues at a compound annual growth rate of 8.7%; and increased total revenues by a compound annual growth rate of 6.3%.

Strong management team.    In June 2003, Rakesh Gangwal became our Chairman of the Board, Chief Executive Officer and President. Mr. Gangwal is a travel industry leader with extensive experience. He served as President and Chief Executive Officer of U.S. Airways, Inc. between 1998 and 2001 and President and Chief Operating Officer of U.S. Airways between 1996 and 1998. Mr. Gangwal also held a variety of senior executive positions at Air France and United Air Lines. In 1999, Mr. Gangwal was honored by Business Week magazine as one of the 25 top global executives for the year 1998. He is credited with leading the turnaround of Air France, considered one of the most successful global carriers in the world. At the same time, Gregory O'Hara became our Executive Vice President—Corporate Planning and Development. Mr. O'Hara has significant travel and technology industry experience. From 2000 to June 2003, Mr. O'Hara worked on a variety of private equity projects, including participation in the negotiation of the Acquisition. He served as Senior Vice President of Sabre, Inc. between 1997 and 2000. In addition, we have recently augmented our management team with other accomplished professionals and plan to continue to strengthen our management team in the future.

Business strategy

We intend to continue to strengthen our market leadership position, maximize profitability and enhance cash flow through the following strategies:

Continue to increase our share and the number of online travel agency transactions.    While we processed over 67% of online airline transactions made in the United States and processed by a GDS during the twelve months ended September 30, 2004, we believe that there are still opportunities to increase our number of transactions and our market share in the online travel agency channel. Our primary competitors own online travel agencies, and we believe that the channel conflict inherent in our primary competitors' strategy leaves us well positioned to compete for the business of independent online travel agencies. In addition, we believe we can grow our online travel agency business in the European, Asian, Australian and South American and other international markets where the use of the online travel agency channel is still developing by utilizing our technical expertise and our relationships with U.S. online travel agencies as such agencies expand globally. We expect that our geographic expansion will enable our U.S.-based online travel agencies to increase their penetration in non-U.S. markets. Further, we anticipate that our expansion to non-U.S. geographies will allow our emerging non-U.S. online travel agencies to expand their businesses.

Increase our global penetration of the traditional travel agency channel.    We have historically focused on selected geographic markets where our founding airlines had significant operations. We believe we have the opportunity to obtain new traditional travel agencies both in and outside the United States, particularly in Europe, Asia, Australia and Latin America, where we have not previously concentrated and where travel reservations are not generally made using current Internet technologies. For example, we entered into an agreement that enables the immediate transition of travel agencies in Hong Kong and Macau affiliated with TicTas System Automation Ltd. to our GDS. We believe our sophisticated Internet technologies will be attractive to traditional travel agencies as they seek to move towards more modern technologies. In addition, we intend to expand the number of transactions we process for traditional travel agencies in the United States. We believe we can successfully increase our market share in the United States and increase our global penetration in the traditional travel agency segment by providing innovative and low-cost products and services, by focusing on a limited number of opportunities to convert business currently supported by our competitors to us and by launching sales and marketing initiatives aimed at addressing the market for corporate travel departments which use traditional travel agencies.

Capitalize on the shift by corporate travel departments to online travel services.    We believe there will be a substantial opportunity to capitalize on the trend of corporate travel departments toward making bookings for business travel through online services. We are well positioned to benefit from this trend, as Expedia and Orbitz, two of our largest online travel agency customers, have entered the corporate travel market. We believe we have valuable experience in the online sector by virtue of our relationships with four of the six largest online travel agencies in the world, and we plan to use this competency to take advantage of the online corporate direct market. In addition, we have developed a successful online corporate booking tool, Trip Manager. Some of our largest corporate travel subscribers include Federated Department Stores, PNC Bank and The Home Depot. In most cases, we work in conjunction with, rather than compete with, travel agencies using our travel products and services to support their efforts with corporations.

Increase hospitality and destination services transactions.    We intend to increase our transaction fee revenues from hospitality and destination services, which include car, hotel, tour, cruise and rail. We derived approximately 9% of our transaction revenues for the twelve months ended September 30, 2004 from hospitality and destination services transactions. Hospitality and destination services suppliers have historically not utilized GDSs to the same extent as airlines. However, we expect these future transactions to increase in number, largely as a result of the emergence of the Internet and online travel agencies as a means of facilitating travel commerce. In addition, we believe that many traditional and online travel agencies have identified hospitality and destination services transactions as an area of growth.

Expand information technology services business.    We intend to expand our existing information technology services business. We believe that airlines and other travel suppliers have been and will be increasingly outsourcing non-core technology functionalities due to the desire to focus on their core travel business. We are well positioned to take advantage of this shift because we currently provide internal reservation systems, flight operations technology and software development services to the airline industry. In addition, we also provide airlines and other travel-related companies with products and services on a subscription basis, including: Fares and Pricing, which is currently used by Avianca and Emirates Air and the airlines hosted by EDS, such as AeroMexico, Continental and Virgin Atlantic; Electronic Ticketing, which is currently used by KLM, TravelSky in China and SITA; Worldspan Rapid RepriceSM, which is currently used by United Air Lines, Delta and Northwest; and e-Pricing®, which is currently used by Northwest.

Continue to reduce costs.    Since the Acquisition, we have executed several strategic cost reduction initiatives. We believe that additional opportunities exist to reduce costs and improve profitability. We plan to improve our cost structure by streamlining our programming and processing systems and reducing our network and data center costs, among other initiatives.

Services

We operate in two business segments: electronic travel distribution and information technology services, which represented approximately 93% and 7%, respectively, of our revenues for the twelve months ended September 30, 2004. Approximately 85% and 15% of our revenues for the twelve months ended September 30, 2004 were generated by our domestic and foreign subsidiaries, respectively.

Electronic travel distribution

We are the second largest transaction processor for travel agencies in the United States (the world's largest travel market), with a 32% GDS market share, and the largest processor globally for online travel agencies, with a 64% market share of all GDS online air transactions processed during the twelve months ended September 30, 2004. The GDS industry is a core component of the worldwide travel industry and is organized around two major sets of customers: travel suppliers and travel agencies. Suppliers of travel and travel-related products and services (such as airlines, car rental companies and hotels) utilize GDSs as a means of selling tickets and generating sales. Travel agencies (including traditional travel agencies, online travel agencies and corporate travel departments) utilize GDSs to search schedule, price, availability and other travel information and to process transactions on behalf of consumers. GDSs provide travel agencies with a single, expansive source of travel information, allowing travel agencies to search and process tens of thousands of itinerary and pricing options across multiple travel suppliers within seconds.

Through our GDS, we provide approximately 16,000 traditional travel agency locations in over 70 countries and approximately 50 online travel agencies, including four of the largest online travel agencies, with access to the inventory, reservations and ticketing of travel suppliers, including approximately 472 airlines, 226 hotel chains and 31 car rental companies throughout the world. As compensation for performing these services, we generally charge the travel supplier a fee for every transaction we process. For example, for a roundtrip ticket with one connection each way, a three night hotel stay and a three day car rental, we charge the respective travel suppliers one transaction fee for each segment of the airline ticket, one transaction fee for the hotel stay and one transaction fee for the car rental for a total of six transaction fees. The value of the travel purchase or the length of stay has no impact on our transaction fee.

Travel suppliers

Our relationships with travel suppliers extend to airlines, hotels, car rental companies, tour operators, cruise companies and others that participate in our GDS. Travel suppliers process, store, display, manage and sell their services through our GDS. Through participating carrier agreements (for airlines) and associate agreements (for hospitality and destination services suppliers), airlines and other travel suppliers are offered varying services and levels of functionality at which they can participate in our GDS. These levels of functionality generally depend upon the type of communications and real-time access allowed with respect to the particular travel supplier's internal systems. We earn a fee, which is generally paid by the travel supplier, for transactions processed by us. We charge premiums for higher levels of functionality selected by the travel suppliers. In addition, we provide the airlines with marketing data generated from transactions we process for fees that vary based on the type and amount of information provided. This information assists airlines in their marketing and sales programs and in the management of their revenues, inventory and yields.

We derive a substantial amount of our revenues from transaction fees paid by travel suppliers. In the twelve months ended September 30, 2004, approximately 91% of our transaction fee revenues were generated from airlines. While revenues from hospitality and destination services suppliers, primarily car rental companies and hotels, accounted for approximately 9% of our transaction fee revenues in the twelve months ended September 30, 2004, the number of these transactions processed by us grew at a compound annual rate of 7.3% from 1999 through 2003, compared to a compound annual rate of 5.6% for airline transactions over the same period, reflecting increased travel agency use of our hospitality and destination services processing capabilities. Our top ten travel suppliers, all airlines, accounted for approximately 71% of our total transaction fee revenues and approximately 64% of our total revenues in the twelve months ended September 30, 2004.

Although most of the world's airlines and many hospitality and destination services travel suppliers participate in our GDS, we believe that this business segment has potential for continued growth. Opportunities for growth include adding new suppliers, increasing the level of participation of existing suppliers and offering new products and services. In marketing to travel suppliers, we emphasize our global distribution capabilities, the quality of our products and services, our contracts with four of the six largest online travel agencies, our extensive network of traditional and online travel agencies and the ability of travel suppliers to display information at no charge until a transaction is processed.

We have entered into fare content agreements with American Airlines, Continental, Delta, Northwest, United Air Lines and US Airways. Each airline has agreed to provide our traditional and online travel agencies in the territories covered by the agreements with substantially all fare content (including web fares) in exchange for monthly fee payments from us. Worldspan has agreed to keep the average fees per transaction paid by each airline steady for traditional travel agency bookings in the territories covered by the agreements. In addition, pursuant to this agreement, each airline has agreed, among other things, to commit to the highest level of participation in our GDS for three years. Further, in February 2004, we executed a three-year fare content agreement with British Airways to provide access to virtually all of their published fares (including web fares) to some of our U.K. travel agencies. We expect that these new fare content agreements will provide our traditional travel agencies in the territories covered by the agreements with access to improved quality and content concerning the flights and fares of the participating airlines and other forms of non-discriminatory treatment. We believe that obtaining similar fare content from our other major airline travel suppliers is important to our ability to compete, since other GDSs have also entered into fare content agreements with various airlines. Consequently, we are pursuing agreements similar to these fare content agreements with other major airlines in order to obtain access to such content.

Travel agencies

Approximately 16,000 traditional travel agency locations and 50 online travel agencies worldwide depend on us to provide travel information, book and ticket travel purchases and manage travel information and agency operations. Access to our GDS enables travel agencies to electronically search travel-related data such as schedules, availability, services and prices offered by our travel suppliers. Through our GDS, our travel agencies have access to approximately 472 airlines, 226 hotel chains and 31 car rental companies. Travel agencies access our GDS using hardware and software typically provided by us or a third party. We also provide technical support, training and other assistance to travel agencies. Travel agencies generally pay a fee for access to our GDS and for the equipment, software and services provided. However, this fee is often discounted or waived if the travel agency generates a specified number of transactions processed by us during a specified time period. Additionally, we provide cash incentives or other inducements to a significant number of travel agencies as a means of facilitating greater use of our GDS.

Our travel agencies consist of online travel agencies, traditional travel agencies, and corporate travel departments.

  •
  Online travel agencies.    We have contracts with approximately 50 online travel agencies, including long-term agreements with three of the largest online travel agencies in the world (Expedia, Orbitz and Priceline). We act as the processing engine for our online travel agencies by providing information to and processing services for these online travel agencies' systems. Our services enable these online travel agencies to provide consumers with travel information and the ability to make travel reservations. Our online travel agency customers accounted for over 67% of online airline transactions in the United States processed by a GDS during the twelve months ended September 30, 2004. Transactions generated by online travel agencies constituted approximately 49% of the transactions processed by us in the twelve months ended September 30, 2004. Transactions processed for Expedia, Hotwire, Orbitz and Priceline, our four largest online travel agencies, accounted for approximately 46% of our total transactions in the twelve months ended September 30, 2004. Our contracts with Expedia, Orbitz and Priceline expire in 2010, 2011 and 2007, respectively. In addition, we have an agreement with Hotwire, another online travel agency, to process all of its airline transactions through us, rather than Sabre, its previous provider.

  •
  Traditional travel agencies.    Approximately 16,000 travel agency locations worldwide rely on us to plan, book and ticket travel for their customers, as well as manage travel information and agency operations. We provide traditional travel agencies with access to our GDS and customized hardware and software, often utilizing Web-based technologies, in return for fees that typically vary inversely with productivity, as measured by the number of transactions we process for the traditional travel agency. Such fees are payable monthly over the term of the traditional travel agency's agreement with us, generally five years in the United States and three years in Europe. Some of our largest traditional travel agency customers include American Express, USA Gateway Travel and World Travel/BTI. Transactions processed for traditional travel agencies constituted approximately 51% of the transactions processed by us in the twelve months ended September 30, 2004. Based upon our analysis of our 1,000 largest traditional travel agencies, the average relationship tenure among those traditional travel agencies is approximately nine years. In 2001, 2002 and 2003, average turnover of our traditional travel agencies in North and South America was approximately 6%. Transactions processed for our top ten traditional travel agencies accounted for approximately 9% of our total transactions in the twelve months ended September 30, 2004. No individual traditional travel agency accounted for more than 5% of our total transactions in the twelve months ended September 30, 2004.

  •
  Corporate travel departments.    We provide GDS-interconnected products and services to corporations through our Trip Manager product offering. Trip Manager allows corporate travel managers or employees to be active in travel planning, pre-travel decision-making and back-end travel expense reporting. Our various products provide corporations with tools to manage travel costs, to ensure employee compliance with corporate travel policies and to provide expense reporting, information regarding vendor relationships, ease of access for booking and quick and flexible distribution of tickets. In most cases, we work in conjunction with our traditional travel agencies in the installation of our travel products with corporations.

Information technology services

We provide a comprehensive suite of information technology, or IT, services to airlines, including: (i) internal reservation system services; (ii) flight operations technology services; and (iii) software development and licensing services, which include custom development and integration. Our internal reservation system services include the operation, maintenance, development and hosting of an airline's internal reservation system and include seat availability, reservations, fares and pricing, ticketing and baggage services. The internal reservation system services we provide to our airline customers are a critical component of their operations because they are the means by which they sell tickets. Our flight operations technology services provide operational support to our airline customers, from pre-flight preparation through departure and landing. Some of these services include weight and balance, flight planning and tracking, passenger boarding, flight crew management, passenger manifests and cargo. Our software development services focus on creating innovative software for use in an airline's internal reservation system and flight operations systems. We intend to utilize our airline expertise to offer solutions to other industries that face similar complex operational issues and utilize similar technology platforms, including the airport, railroad, cruise, hotel and car industries.

Our primary customers in the information technology services segment are Delta and Northwest. We have had IT services agreements in place with Delta and Northwest since 1993. Pursuant to the FASAs, we will continue to fulfill the information technology requirements relating to the hosting of core internal reservation system services for each of Delta and Northwest during the term of the agreements. In addition, we provide contract software development and transaction processing services and other airline support services for each of these airlines. The FASAs contain minimum levels of software development services to be provided by us to each of Delta and Northwest. We also provide information technology services for approximately 15 other customers throughout the world.

We also provide airlines and other travel-related companies with specific internal reservation system products and services on a subscription basis. While some airlines elect to have their internal reservation system run by a single IT services provider, others prefer to outsource selected functions to multiple IT services providers. We have developed an array of products and services to meet the needs of airlines which use multiple providers, including Fares and Pricing (which is a fare-shopping tool that enables airlines to outsource fares and pricing functionality to us); Electronic Ticketing (which is a database that enables airlines to outsource electronic ticketing storage and maintenance to us); Worldspan Rapid RepriceSM (which is an automated solution that enables airlines to increase revenues and provide better service by recalculating fares when itineraries change); and e-Pricing® (which is a multi-server-based fare search tool, developed jointly by Worldspan and Expedia and is used by our customers to provide their users with a greater selection of travel options).

Strategic relationships

In order to facilitate the delivery of leading technologies, products and services to our travel suppliers and our travel agencies, we have forged a number of relationships with leading companies. These strategic alliances have helped position us at the forefront of the travel distribution industry.

Online travel agencies.    We have developed a strategy of partnering with online travel agencies rather than owning an online travel agency. Because we have avoided competing directly with online travel agencies, we believe that we are well positioned to take advantage of the channel shift in bookings to online travel agencies. We have long-term contracts with three of the largest online travel agencies (Expedia, Orbitz and Priceline), which represented approximately 61% of the total U.S. online travel agency market share for airline transactions processed by a GDS in the twelve months ended September 30, 2004. In addition, we have an agreement with Hotwire, another online travel agency, to process its airline transactions through us, rather than Sabre, its previous provider.

Delta and Northwest.    We believe that our marketing agreements with Delta and Northwest will assist us in attracting and retaining travel agencies and providing a high level of service to them. Pursuant to these agreements, each of Delta and Northwest have agreed to continue to provide marketing support for our GDS with respect to travel agencies in North and South America (in the case of Delta) and the U.S. and Japan (in the case of Northwest). The marketing support from these airlines is exclusive to us in these territories until June 2006 in the case of Delta and until June 2007 in the case of Northwest, with the exclusivity commitment from these airlines subject to us satisfying transaction fee pricing requirements for our GDS services for each of those two airlines. In addition, the marketing agreements contain commitments from each of Delta (until June 2006) and Northwest (until June 2007) not to terminate its participation in our GDS unless it first terminated its participation in the GDSs of Amadeus, Galileo and Sabre, subject to us satisfying certain GDS transaction fee pricing and other requirements. Each of Delta (until June 2006) and Northwest (until June 2007) also agreed to provide to us no less functionality, inventory, inventory controls or information related thereto in any given country than such airline provides to any other current GDS in that country and to provide to us all fares that it makes available to any other current GDS for distribution to all such other GDS's subscribers on the same terms and conditions, in each case subject to us satisfying certain GDS transaction fee pricing and functionality requirements. In January 2005, Northwest notified us that our transaction fee pricing did not satisfy the conditions of our marketing support agreement with Northwest. Northwest indicated that until we modify our GDS transaction fee pricing, it would suspend its support of our sales and marketing efforts in the United States and a program in which Northwest provides discounted airline tickets for our use in conjunction with our sales activities. While we have notified Northwest that we dispute its position, we are working with Northwest to review the relevant data and to resolve these issues. We do not believe that these actions will have a materially adverse impact to our business, financial condition and results of operations.

IBM.    We have an asset management agreement with IBM which expires in June 2008. The agreement allows us to purchase IBM software, services and hardware at favorable prices. As a result of this agreement, we believe that we will be able to increase our processing and computer capabilities without a significant increase in associated software and hardware costs.

Customers

Travel suppliers.    Our travel supplier base includes approximately 472 airlines, 226 hotel chains and 31 car rental companies. The table below depicts our largest travel suppliers in the airline, car rental and hotel chain categories in the twelve months ended September 30, 2004.

Airlines	Car Rental Companies	Hotels
• American Airlines • Delta Air Lines • Northwest Airlines • United Air Lines • US Airways	• Alamo • Avis • Budget • Hertz • National	• Courtyard by Marriott • Hampton Inns • Hilton Hotels • Holiday Inn • Marriott

Our top five and top ten travel suppliers (all of which are airlines) represented approximately 51% and 64%, respectively, of our total revenues in the twelve months ended September 30, 2004. Additionally, in the twelve months ended September 30, 2004, Delta and Northwest represented 18% and 11%, respectively, of our total revenue. In 2003, Delta and Northwest represented 19% and 12% of our revenues, respectively. In 2002, Delta and Northwest represented 20% and 14%, respectively. No other supplier represented more than 10% of our total revenues.

Travel agencies.    Our travel agencies include approximately 16,000 traditional travel agency locations in more than 70 countries and approximately 50 online travel agencies, including four of the six largest online travel agencies in the world. The table below depicts our largest travel agencies in the traditional travel agency and online travel agency categories in the twelve months ended September 30, 2004.

Traditional	Online
• American Express • MyTravel Group • Northwestern Travel Management • USA Gateway Travel • World Travel/BTI	• Expedia • Hotwire.com • Orbitz • Priceline • Site59.com

Our top five and top ten travel agencies generated approximately 48% and 53%, respectively, of our total transactions in the twelve months ended September 30, 2004. In the twelve months ended September 30, 2004, Expedia, Hotwire, Orbitz and Priceline represented approximately 46% of our total transactions, up from 43% in 2003 and 37% in 2002. Expedia alone generated over 20% of our total transactions in the twelve months ended September 30, 2004, in 2003 and over 15% in 2002. Orbitz accounted for over 9% of our total transactions in the twelve months ended September 30, 2004, and over 10% in 2003 and 2002.

Sales and marketing

Our sales and support professionals are located in more than 25 countries and are responsible for maintaining the relationship and growing the business with our large and diverse constituencies of travel suppliers and travel agencies. We employ a dedicated sales and customer support force which specializes in meeting the needs of our travel suppliers and travel agencies.

Travel supplier / information technology services.    Our travel supplier sales and support professionals maintain our business relationships with the hundreds of travel industry suppliers that distribute services electronically. This group also sells our hosting, information technology and transaction-based services. They focus on meeting the needs of their customers on a segmented basis. Dedicated hotel and car industry salespeople serve those respective customers, while airline distribution salespeople sell to airline customers and potential customers. We also maintain a separate team of hosting, information technology and transaction-based salespeople to market the specific services that we offer to airlines and others.

Travel agencies.    We maintain teams of sales and support professionals to service each type of travel agency customer. Dedicated account management teams, consisting of business development, technical support and operational support specialists, maintain the relationship and support the needs of our largest consumer online travel agencies, including Expedia, Hotwire, Orbitz and Priceline. These sales and support professionals are focused on tailoring our e-Commerce and other capabilities to meet the specific and unique needs of our online travel agencies.

Our traditional travel agency sales group segments our traditional travel agencies by size and geography. Sales and support professionals contact or visit our traditional travel agencies on a regular basis to promote usage of our GDS, introduce new products and services and negotiate contract renewals. Sales people also call on specifically targeted travel agencies to negotiate and facilitate their use of our GDS. For our largest and most important travel agencies, we employ dedicated strategic accounts sales groups. Most of our smaller traditional travel agencies receive their sales and service support through an efficient and cost-effective inside sales telemarketing group.

Competition

GDS market.    The marketplace for travel distribution is large, multi-faceted and highly competitive. In the GDS market, we compete primarily with three other GDS companies: Amadeus, Galileo and Sabre. Our share of the GDS airline market, based upon airline transactions in the twelve months ended September 30, 2004 totaled approximately 32% in the U.S. and approximately 18% worldwide. Each of our primary competitors offers products and services similar to ours. We believe competition in the GDS market occurs primarily on the basis of the following criteria:

•
travel supplier and travel agency relationships;

•
product features, functionality and performance;

•
travel supplier participation levels and availability of inventory;

•
technology;

•
customer and marketing support;

•
global service capability; and

•
service, prices and inducements to travel agencies.

In addition to making their travel-related products and services available through a GDS, travel suppliers are increasingly utilizing alternate channels of distribution designed to directly connect with consumers without the use of a GDS, which may shift business away from us. One alternate method involves travel suppliers giving consumers direct access to their inventory. Examples of this method include travel supplier proprietary websites, internal reservation call centers and ticket offices. A second alternate method involves travel suppliers providing their inventory directly to online and traditional travel agencies without the use of a GDS. Examples of this include participation by several airlines, such as American Airlines, AmericaWest Airlines, Continental Airlines and Northwest in a direct connect link with Orbitz. The creation and subsequent divestiture of travel supplier joint ventures, such as Orbitz (formerly owned by major U.S. airlines) and Opodo (controlled by Amadeus and formerly by large European airlines), could enhance development of this method.

Although we potentially face new competitors, there are several barriers to entry into the GDS business, including:

  •
  the costs and length of time required to assemble the hardware complexes, develop the sophisticated intellectual property of a GDS, and compile the needed databases of travel information;

  •
  the costs and length of time required to establish new relationships and negotiate distribution agreements with a wide range of travel suppliers; and

  •
  the costs and length of time required to establish new relationships and negotiate agreements with travel agencies, which are generally operating under multi-year contracts with existing GDSs and which incur switching costs in converting to a new GDS.

Information technology services market.    Competition within the information technology services market is segmented by the type of service offering. Internal reservation and other system services competitors include Amadeus, EDS, Navitaire, Sabre and Unisys/SITA, as well as airlines that provide the services and support for their own internal reservation system services and also host external airlines, such as Aer Lingus's Astral System or KLM's Corda system. Competitors for data center and network outsourcing services include EDS, Galileo, IBM, Sabre and Unisys/SITA. Our competitors for information technology consulting include Accenture, Booz, Allen & Hamilton Consulting, Capgemini, CSC, EDS, IBM, Sabre and Unisys/SITA.

Technology and operations

We continuously invest in technology, software and hardware. We believe that we will benefit from economies of scale as our technology and infrastructure are readily expandable and can support incremental volume without significant additional investment. Our GDS is capable of sustained processing of more than 10,000 peak messages per second with currently installed hardware. For the twelve months ended September 30, 2004, the average transaction rate for our TPF systems was 4,147 messages per second. The physical plant is continually being advanced to leverage technologies that improve our efficiency, performance, speed to market, reliability, security and uptime requirements.

Significant efforts over the last three years have moved our infrastructure from one supporting primarily legacy technology protocols and platforms to one focused on IP-based technologies. This has been key to enabling creation of a hybrid computing environment that leverages TPF for very high volume transaction processing but supports seamless incorporation of more open platforms. This hybrid environment provides quicker time to market, options to use third-party software products, richer content support and cost effective hardware choices when very high transaction volumes are not an issue.

We manage a large data network interconnecting customers around the globe. We partner with key global network suppliers to deliver a range of network options to match our diverse customer base. The network solutions are optimized for the location, capacity, reliability and business goals of the customer. We offer two categories of IP-based network solutions. The first leverages the Internet to provide a low cost, high value solution, and the second provides customers with a private managed frame relay network to allow predictable capacity, high availability and security.

We have designed and implemented our Internet network to assure the availability of this strategic connection to the travel marketplace. Our connection to the Internet is maintained through AT&T, SITA and Uninet S.A. de C.V. We use Internet connectivity to provide solutions for internal corporate access, business partner connections and consumer access to both Worldspan hosted and branded Internet products and services.

We have been a leader in adopting Internet protocol, or IP, networks to support our growth and lower our costs. Through partnerships with global network providers, our customers are able to manage capacity and security issues via standard, open IP-based technologies. We utilize two primary network providers (AT&T and SITA) to provide a frame relay network to connect customers to our data center. AT&T provides services for the North American market, except for Mexico where Uninet provides coverage, and SITA provides services in Europe, the Middle East, Africa and Asia. In some smaller markets local providers provide network services to our customers.

Properties

The table below provides a summary of our principal facilities as of September 30, 2004.

Location	Total square feet	Leased or owned	Principal function

Atlanta, Georgia	328,848	Leased	Headquarters & administration
Atlanta, Georgia	120,000	Leased	Data center
London, England	24,068	Leased	Office space
Kansas City, Missouri	200,000	Leased	Office space
Ft. Lauderdale, Florida	21,102	Leased	Office space
Mexico City, Mexico	7,427	Leased	Office space

Some of our office leases are on month-to-month renewals, with our primary office leases expiring during various times from July 2005 to December 2014, subject to renewal options. The lease for a portion of our headquarters and administration space, totalling approximately 47,000 square feet, expired in December 2004 without renewal. Our data center lease with Delta expires in 2022. In addition, we have an additional 80,674 square feet leased for 27 office locations around the world. We recently renewed our existing headquarters lease through December 2014, reducing the amount of square footage leased. We believe that our headquarters, other offices and data center are adequate for our immediate needs and that additional or substitute space is available if needed to accommodate growth and expansion.

Employees

On September 30, 2004, we had a worldwide staff of about 2,260 employees. Of these, about 1,150 were located at our headquarters and data center in Atlanta, Georgia and about 525 were located in Kansas City, Missouri. Other larger employee facilities include an office in London, England with about 150 employees, an office in Ft. Lauderdale, Florida with about 70 employees, and an office in Mexico City, Mexico with about 50 employees. The balance of the employees are located in smaller facilities in Europe, South America, the Middle East and Asia or are based in field locations or work out of their homes.

Our employees perform a large number of functions including applications and systems programming, data center and telecommunications operations and support, marketing, sales, customer training and support, finance, human resources, and administration. We have organized our employees into the following seven worldwide areas, each with the approximate number of employees as of September 30, 2004: Product Solutions—900 employees; Technical Operations—380 employees; Travel Distribution—610 employees; Corporate Planning and Development—48 employees; Finance—153 employees; e-Commerce and Product Planning—104 employees; and Legal and Human Resources—65 employees. We consider our current employee relations to be good. None of our employees is represented by a labor union.

GDS industry regulation

GDSs have been, or currently are regulated by the U.S., the European Union ("E.U.") and other countries in which we operate. The U.S. Department of Transportation ("DOT") and the European Commission ("EC") are the principal relevant regulatory authorities in the U.S. and the E.U., respectively. Most of the regulating bodies have reexamined or are reexamining their GDS regulations and appear to be moving toward deregulation.

Until July 31, 2004, DOT rules governed certain conduct of GDSs. On January 31, 2004, most DOT rules governing GDSs terminated. The remaining GDS rules terminated on July 31, 2004. Although the DOT's GDS rules have terminated, the DOT continues to assert statutory jurisdiction over GDSs.

E.U. regulations continue to address the participation of airline GDS owners in other GDSs. In general, these rules are directed at regulating competitive practices in the E.U.'s electronic travel distribution marketplace. Among the major principles generally addressed in the current E.U. regulations are:

  •
  Displays of airline information.    GDSs must provide computer-screen displays of airline services that are non-discriminatory, based on objective criteria, and that do not use airline identity in ordering the display of services;

  •
  Treatment of airlines and airline information by GDSs.    Any GDS subject to the regulations ("a Covered GDS") must provide data related to bookings through its system to participating airlines that is as complete, accurate and timely as the information given to its airline owners;

  •
  Non-discrimination in fees charged to airlines for GDS products and services.    GDSs must offer the same fees to all airlines for the same level of service and if a Covered GDS offers any enhancements to an airline that is an owner of that GDS, then it is required to offer the enhancements to other airlines on a non-discriminatory basis;

  •
  Participation by airlines owners of a GDS in other GDSs.    Covered GDSs must update information for all participating airlines with the same degree of care and timeliness and provide marketing and booking information to participating airlines on non-discriminatory terms;

  •
  Relationships with covered subscribers.    GDSs must allow subscribers covered by the regulations ("Covered Subscribers") to terminate their GDS subscriber contracts on three months' notice after the first year of the agreement and allow the Covered Subscriber's use of another system; and

  •
  Use of third-party hardware, software and databases.    GDS-owner airlines are prohibited from linking the payment of commissions to Covered Subscribers to the Covered Subscriber's use of the GDS of which the airline is an owner, requiring a Covered Subscriber to use the GDS of which the airline is an owner, and banning Covered Subscribers from using hardware or software provided by third parties in connection with the system's equipment, unless that hardware or software threatens to impair the integrity of the system.

The EC has begun the process of reviewing the GDS regulations for possible changes, including eliminating some or all of these regulations. The EC has not yet published any proposed new

GDS regulations, and it is unknown when or if the EC may issue proposed and/or final regulations or what form they may take.

There are also GDS regulations in Canada, under the regulatory authority of the Canadian Department of Transport. On April 27, 2004, a significant number of these regulations were lifted. Amendments to the rules include:

  •
  eliminating the "obligated carrier" rule, which required larger airlines in Canada to participate equally in the GDSs; and

  •
  elimination of the requirement that transaction fees charged by GDSs to airlines be non-discriminatory.

In the rule-making process leading up to these amendments, Worldspan advocated for complete deregulation of the GDS industry in Canada.

GDS regulations also exist in Peru and there is a possibility of additional regulation in other jurisdictions. Several countries have examined or are examining, the possibility of GDS regulation including Brazil, Australia, and some Middle Eastern countries.

Other regulation

There also exists privacy and data protection legislation in numerous jurisdictions around the world, including the E.U. through its Data Protection Directive (and implementing statutes of this Directive in the E.U. Member States). This legislation is intended to protect the privacy of personal data that is collected, processed and transmitted in or from the governing jurisdiction. Enforcement takes place under the force of national legislation of the E.U. Member States. In addition, in the aftermath of the terrorist attacks of September 11, 2001, government agencies have been contemplating or developing initiatives to enhance national and aviation security, including the Transportation Security Administration's Computer-Assisted Passenger Prescreening System, known as CAPPS II. These initiatives may result in conflicting legal requirements with respect to data handling. As privacy and data protection has become a more sensitive issue, we may also incur legal defense costs and become exposed to potential liabilities as a result of differing views on the privacy of travel data. Travel businesses have also been subjected to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of passenger information. It is expected that our business will continue to be impacted by privacy and data protection legislation.

We may be impacted by regulations affecting issues such as exports of technology, telecommunications and electronic commerce. Some portions of our business, such as our Internet-based travel marketing and distribution, may be affected if regulations are adopted in these areas. Any such regulations may vary among jurisdictions. We believe that we are capable of addressing these regulatory issues as they arise.

In addition, we are subject to a broad range of federal, foreign, state and local laws and regulations relating to the pollution and protection of the environment, health and safety and labor. Based on continuing internal review and advice from independent consultants, we believe that we are currently in substantial compliance with applicable environmental requirements and health and safety and labor laws. We do not currently anticipate any material adverse effect on our operations, financial condition or competitive position as a result of our efforts to comply with environmental requirements.

Legal proceedings

In September 2003, we received multiple assessments totaling €39.5 million (equating to approximately $48.6 million as of March 31, 2004) from the tax authorities of Greece relating to tax years 1993-2000. Pursuant to a formal tax amnesty program with the Greek authorities, we recently reached a settlement of the outstanding assessments in an amount of approximately of €7.8 million. The purchase agreement between our founding airlines and us provides that each of our founding airlines will severally indemnify us on a net after-tax basis from and against any of our taxes related to periods prior to the Acquisition. Because of this indemnity, we believe that the settlement payments made by us to the Greek authorities will be reimbursed by our founding airlines and will not have a material impact upon our business, financial condition or results of operations.

We are involved in various other litigation proceedings as both plaintiff and defendant. In the opinion of our management, none of these other litigation matters, individually or in the aggregate, if determined adversely to us, would have a material adverse effect on our business, financial condition or results of operations.

Intellectual property rights

We use software, business processes and other proprietary information to carry out our business. These assets and related copyrights, trade secrets, trademarks, patents and intellectual property rights are significant assets of our business. We rely on a combination of copyright, trade secret, trademark and patent laws, confidentiality procedures and contractual provisions to protect these assets. Our software and related documentation, including our proprietary TPF applications, are protected under trade secret and copyright laws where appropriate. We also seek statutory and common law protection of our trademarks, such as Worldspan, where appropriate. In addition, we are seeking patent protection for key technology and business processes of our business. The laws of some foreign jurisdictions provide less protection than the laws of the United States for our proprietary rights. Unauthorized use of our intellectual property could have a material adverse effect on us and there can be no assurance that our legal remedies would adequately compensate us for the damages to our business caused by such use.

We rely on a number of third-party and jointly developed software licenses which are material to our business. These include the TPF operating system software that we license from IBM and that supports our core GDS technology. The IBM license expires in June 2008. In addition, we developed e-Pricing® jointly with Expedia and share intellectual property rights in this application.

The estimated amount spent on company-sponsored research and development activities was $9.5 million, $10.0 million and $12.6 million for the years ended December 31, 2003, 2002 and 2001, respectively. The estimated amount spent on customer-sponsored research and development activities was $5.0 million, $5.5 million and $6.1 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Compensation of executive officers

The following table summarizes compensation awarded or paid by us during 2004, 2003 and 2002 to our current Chief Executive Officer, our former Chief Executive Officer and our four next most highly compensated executive officers.

Summary compensation table

		Annual compensation				Long-term compensation payouts
Name and Principal Position	Year	Salary(1)	Bonus(2)		Other Annual Compensation(3)	Restricted Stock Awards(4)	LTIP Payouts(5)	All other compensation(6)

Rakesh Gangwal Chairman, President and Chief Executive Officer	2004 2003 2002	$988,462 500,000 —	$	— 500,000 —	$ 52,488 71,561 —	$3,260,560 862,500 —	— — —	$103,716 646,203 —
M. Gregory O'Hara Executive Vice President—Corporate Planning and Development	2004 2003 2002	524,999 262,500 —		— 164,450 —	18,952 57,944 —	1,587,752 420,000 —	— — —	86,123 11,941 —
Ninan Chacko Senior Vice President—e-Commerce and Product Planning	2004 2003 2002	300,000 60,417 —		— 220,930 —	94,922 — —	2,781,074 95,745 —	— — —	27,793 23,051 —
Susan J. Powers Senior Vice President—Worldwide Product Solutions	2004 2003 2002	260,775 263,501 247,352		— 216,667 933,099	3,247 — —	205,101 54,255 —	— 224,115 68,580	15,828 2,655,113 4,892
Jeffrey C. Smith General Counsel, Secretary and Senior Vice President—Human Resources	2004 2003 2002	338,428 — —		— — —	177,336 — —	1,935,302 — —	— — —	8,734 — —

(1)
$75,000 of the amount reported as "Salary" for Mr. Smith for 2004 was a signing bonus.

(2)
As of the date of this offering memorandum, we are not yet able to calculate the "Bonus" amounts. The amounts reported as "Bonus" for 2003 and 2002 include bonuses paid as executive incentive compensation. The amounts reported as "Bonus" for 2002 include payments on retention bonuses. The amounts reported as "Bonus" for 2002 also include payments on an equity recognition bonus. The executive incentive compensation bonuses for the years ended December 31, 2003 and 2002, respectively, were as follows: Mr. Gangwal—$500,000 and $0; Mr. O'Hara—$164,450 and $0; Ms. Powers—$216,667 and $333,099. The retention bonus payments for the year ended December 31, 2002 were as follows: Ms. Powers—$375,000; The equity recognition bonuses were earned at the earlier of (i) a change-in-control of the company; (ii) an initial public offering of our common stock; or (iii) June 30, 2001 and entitled the named executive officer to a bonus equal two (2) times his or her salary. Fifty percent (50%) of the bonus was paid in 2001 and fifty percent (50%) was due to be paid in 2002. The equity recognition bonus payments for the years ended December 31, 2002 and 2001, respectively, were as follows: Ms. Powers—$225,000 and $225,000. The equity recognition bonuses were awarded based upon continued employment on June 30, 2001 and not due to any change-in-control of the company. $200,000 of the bonus payment for Mr. Chacko for 2003 was a signing bonus.

(3)
The $52,488 reported as "Other Annual Compensation" for Mr. Gangwal for 2004 consisted of a supplemental savings plan gross-up payment. The $71,561 reported as "Other Annual Compensation" for Mr. Gangwal for 2003 consisted of $62,561 of expenses related to Mr. Gangwal's relocation to our headquarters and a car allowance of $9,000. The $18,952 reported as "Other Annual Compensation" for Mr. O'Hara for 2004 consisted of a supplemental savings plan gross-up payment. The $94,922 reported as "Other Annual Compensation" for Mr. Chacko for 2004 consisted of $90,751 for relocation payments and $4,171 for a supplemental savings plan gross-up payment. The $177,336 reported as "Other Annual Compensation" for Mr. Smith for 2004 consisted of $176,865 for relocation payments and $471 for a supplemental savings plan gross-up payment. The value of certain perquisites and other personal benefits for the other named executive officers is not included in the amounts disclosed because it did not exceed for any such named executive officer the lesser of $50,000 or 10% of the total annual salary and bonus reported for such named executive officer. The $57,944 reported as "Other Annual Compensation" for Mr. O'Hara for 2003 consisted of relocation payments.

(4)
On June 30, 2003, Mr. Gangwal was granted 2,702,500 restricted shares of WTI Class A Common Stock. The restricted stock will vest in five equal installments on each of the first five anniversaries of the grant, subject to Mr. Gangwal's continuous employment with us. On June 30, 2003, the restricted stock granted had a value of $862,500. On March 17, 2004, Mr. Gangwal was granted 384,954 restricted shares of WTI Class A Common Stock. The restricted stock will vest in five equal installments on each of the first five anniversaries of the grant, subject to Mr. Gangwal's continuous employment with us. On March 17, 2004, the restricted stock granted had a value of $3,260,560. Mr. Gangwal is entitled to any dividends and other distributions paid with respect to the WTI Class A Common Stock; provided that, if the dividend or distribution is paid in shares of WTI Class A Common Stock or other securities or property, such shares, securities or property shall be subject to the same restrictions as the shares with respect to which they were paid.

  On June 30, 2003, Mr. O'Hara was granted 1,316,000 restricted shares of WTI Class A Common Stock. The restricted stock will vest in five equal installments on each of the first five anniversaries of the grant, subject to Mr. O'Hara's continuous employment with us. On June 30, 2003, the restricted stock granted had a value of $420,000. On March 17, 2004, Mr. O'Hara was granted 187,456 restricted shares of WTI Class A Common Stock. The restricted stock will vest in five equal installments on each of the first five anniversaries of the grant, subject to Mr. O'Hara's continuous employment with us. On March 17, 2004, the restricted stock granted had a value of $1,587,752. Mr. O'Hara is entitled to any dividends and other distributions paid with respect to the WTI Class A Common Stock; provided that, if the dividend or distribution is paid in shares of WTI Class A Common Stock or other securities or property, such shares, securities or property shall be subject to the same restrictions as the shares with respect to which they were paid.

  On November 19, 2003, Mr. Chacko was granted 300,000 restricted shares of WTI Class A Common Stock. The restricted stock will vest in five equal installments on each of the first five anniversaries of the grant, subject to Mr. Chacko's continuous employment with us. On November 19, 2003, the restricted stock granted had a value of $95,745. On March 17, 2004, Mr. Chacko was granted 328,344 restricted shares of WTI Class A Common Stock. The restricted stock will vest in five equal installments on each of the first five anniversaries of the grant, subject to Mr. Chacko's continuous employment with us. On March 17, 2004, the restricted stock granted had a value of $2,781,074. Mr. Chacko is entitled to any dividends and other distributions paid with respect to the WTI Class A Common Stock; provided that, if the dividend or distribution is paid in shares of WTI Class A Common Stock or other securities or property, such shares, securities or property shall be subject to the same restrictions as the shares with respect to which they were paid.

  On December 31, 2003, Ms. Powers was granted 170,000 restricted shares of WTI Class A Common Stock. The restricted stock will vest in five equal installments on each of the first five anniversaries of the grant, subject to Ms. Powers' continuous employment with us. On December 31, 2003 the restricted stock granted had a value of $205,101. On March 17, 2004, Ms. Powers was granted 24,215 restricted shares of WTI Class A Common Stock. The restricted stock will vest in five equal installments on each of the first five anniversaries of the grant, subject to Ms. Powers' continuous employment with us. On March 17, 2004, the restricted stock granted had a value of $205,101. Ms. Powers is entitled to any dividends and other distributions paid with respect to the WTI Class A Common Stock; provided that, if the dividend or distribution is paid in shares of WTI Class A Common Stock or other securities or property, such shares, securities or property shall be subject to the same restrictions as the shares with respect to which they were paid.

  On March 17, 2004, Mr. Smith was granted 228,489 restricted shares of WTI Class A Common Stock. The restricted stock will vest in five equal installments on each of the first five anniversaries of the grant, subject to Mr. Smith's continuous employment with us. On March 17, 2004, the restricted stock granted had a value of $1,935,302. Mr. Smith is entitled to any dividends and other distributions paid with respect to the WTI Class A Common Stock; provided that, if the dividend or distribution is paid in shares of WTI Class A Common Stock or other securities or property, such shares, securities or property shall be subject to the same restrictions as the shares with respect to which they were paid.

(5)
Our long-term executive incentive compensation programs in place for the years ended December 31, 2003 and 2002 provided bonuses to our executives based upon the attainment of pre-established performance goals over three-year cycles. At the end of each three-year cycle, provided that the executive remained employed by us through the date of payment, the executive received half of any bonus earned on account of such three-year cycle. The second half of the bonus was paid the following year, again, provided that the executive remained employed by us through the date of payment. In connection with the Acquisition, we made accelerated final payments to Ms. Powers for the second half of the bonuses due under the 2000 long-term program. In addition, we made accelerated final payments to Ms. Powers of prorated amounts due under our 2001, 2002 and 2003 programs. These final payments were as follows: Ms. Powers—$224,115; Ms. Powers' bonus for 2002 consisted of $37,500 as payment of the second half of the bonus due to her on account of the three-year cycle ending in 2001 and $31,080 as payment of the first half of the bonus due to her on account of the three-year cycle ending in 2002.

(6)
Includes (a) the compensation element of our group life insurance program for the years ended December 31, 2004, 2003 and 2002, (b) our contributions to individual 401(k) plan accounts for the years ended December 31, 2004, 2003 and 2002 (c) payments made to Ms. Powers in connection with the Acquisition, (d) contributions to our supplemental savings plan for the year ended December 31, 2004 and (e) car allowances for the year ended December 31, 2004. Car allowances for the year ended December 31, 2004 were as follows: Mr. Gangwal—$18,000; Mr. O'Hara—$12,000; Mr. Chacko—$12,000. Our contributions to the supplemental savings plan for the year ended December 31, 2004 were as follows: Mr. Gangwal—$65,073; Mr. O'Hara—$23,496; Mr. Chacko—$5,172; Ms. Powers—$4,025; Mr. Smith—$583. Additionally, $36,041 of "All Other Compensation" for Mr. O'Hara for 2004 consisted of relocation payments. The compensation element of our group life insurance program for the year ended December 31, 2004, 2003 and 2002 respectively, were as follows: Mr. Gangwal—$4,640, $1,770, and $0; Mr. O'Hara—$874, $437, and $0; Mr. Chacko—$499, $115 and $0; Ms. Powers—$1,553, $1,861 and $1,656; Mr. Smith—$1,380, $0 and $0. Our contributions to individual 401(k) plan accounts for the years ended December 31, 2004, 2003 and 2002, respectively, were as follows: Mr. Gangwal—$9,550, $6,453, and $0; Mr. O'Hara—$10,250, $5,504, and $0; Mr. Chacko—$10,122, $0 and $0; Ms. Powers—$10,250, 3,938 and $3,236; Mr. Smith—$6,771, $0 and $0. In 2003, Mr. O'Hara received a car allowance of $6,000 and Mr. Chacko received a car allowance of $2,417. In 2003, pursuant to the terms of her employment agreement, Ms. Powers received the following change-in-control payments following the closing of the

  Acquisition: $2,649,315. $6,453 of "All Other Compensation" for Mr. Gangwal for 2004 consisted of a 401(k) plan shortfall payment for 2003. $3,462 of "All Other Compensation" for Mr. O'Hara for 2004 consisted of a 401(k) plan shortfall payment for 2003. $36,041 of "All Other Compensation" for Mr. O'Hara for 2004 consisted of relocation payments. $20,519 of "All Other Compensation" for Mr. Chacko for 2003 consisted of relocation payments.

Option grants during year ended December 31, 2004

The following table sets forth information regarding stock options granted during the fiscal year 2004 to our executive officers and former executive officers named below:

Option grants during the year ended December 31, 2004

		Percentage of total options granted to employees in 2004(1)			Potential realizable value at assumed annual rates of stock price appreciation for option term(3)
Number of securities underlying options granted
Exercise price per share(2)
Expiration date
Name					5%		10%

Rakesh Gangwal	—	—	—	—		—		—
M. Gregory O'Hara	—	—	—	—		—		—
Ninan Chacko	—	—	—	—		—		—
Susan J. Powers	—	—	—	—		—		—
Jeffrey C. Smith	50,000 50,000	13.5 13.5	1.78 6.97	3/12/2014 3/12/2014	$ $	673,835 425,335	$ $	1,082,450 833,950

(1)
Options to purchase a total of 370,000 shares of WTI Common Stock were issued in 2004.

(2)
The exercise price per share is given as of December 31, 2004. The options granted in 2004 consisted of "Series 1" and "Series 2" options. The Series 1 options were issued with an initial exercise price of $1.95 per share, which is scheduled to decrease to $0.32 per share in six month increments over a period of four years from the grant date. The Series 2 options were issued with an initial exercise price of $7.14 per share, which is scheduled to decrease to $5.29 per share in six month increments over a period of four and a half years from the grant date. If all of the WTI Preferred Stock is redeemed or repurchased, or is exchanged for shares of WTI Common Stock, the option exercise price then in effect shall remain in effect for the term of this option.

(3)
As of December 31, 2004. The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the estimated fair value of WTI's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The estimated fair value of WTI's Common Stock on the date of grant was approximately $8.47 per share. The securities underlying the options listed above are not traded on an established exchange. Pursuant to the WTI stock incentive plan, the estimated fair value of a share of Common Stock is to be determined in good faith by the Board.

68

Aggregate option exercises in 2004 and year-ended values

The following table sets forth information regarding 2004 fiscal year-end option values for each of the executive officers and former executive officers named below:

Aggregated option exercises in last fiscal year
and fiscal year-end option values

			Number of securities underlying unexercised options at fiscal year-end
					Value of unexercised in-the-money options at fiscal year-end ($)(1)
	Number of shares acquired on exercise	Value realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Rakesh Gangwal	—	—	300,000	1,200,000	$28,500	$114,000
M. Gregory O'Hara	—	—	120,000	480,000	11,400	45,600
Ninan Chacko	—	—	50,000	200,00	4,750	19,000
Susan J. Powers	—	—	16,000	64,000	1,520	6,080
Jeffrey C. Smith	—	—	—	100,000	—	9,500

(1)
The securities underlying the options listed above are not traded on an established exchange. Pursuant to the WTI stock incentive plan, the estimated fair value of a share of Common Stock is to be determined in good faith by the Board.

Equity compensation plan information

The following table sets forth information as of December 31, 2004 regarding all of our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	9,773,388	$4.38	2,806,612
Total	9,773,388	$4.38	2,806,612

(1)
As of December 31, 2004.

(2)
Consists of options to purchase 2,332,000 shares of WTI's Common Stock and 474,612 restricted shares of our Common Stock issuable under the WTI stock incentive plan.

Security ownership of certain beneficial owners and management

We are a wholly owned subsidiary of WTI. The following table sets forth certain information regarding the beneficial ownership of WTI, as of January 26, 2005, by (i) each person or entity known to us to own more than 5% of any class of WTI's outstanding securities, (ii) each member of our board of directors and each of our named executive officers and (iii) all of members of our board of directors and all of our executive officers as a group. WTI's outstanding securities consist of approximately 82,751,548 shares of WTI Class A Common Stock, 11,000,000 shares of WTI Class B Common Stock and 320,368 shares of WTI Preferred Stock. This table does not include shares of WTI Class A Common Stock issuable upon conversion of WTI Class B Common Stock or WTI Class C Common Stock or shares of WTI Class C Common Stock issuable upon conversion of WTI Class A Common Stock. To our knowledge, each of such stockholders have sole voting and investment power as to the stock shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulation promulgated under the Exchange Act.

	Number and percent of shares of WTI(1)
	Preferred stock(16)		Class A common stock		Class B common stock		All common stock
	Number	Percent	Number	Percent	Number	Percent	Percent

Greater than 5% Stockholders:
Citigroup Venture Capital Equity Partners, L.P.(2) 399 Park Avenue, 14th Floor New York, NY 10022	185,890.152	58.0%	50,858,251	61.5%	—	—	54.2%
Ontario Teachers' Pension Plan Board 5650 Yonge Street Toronto, Ontario M2M 4H5	126,186.421	39.4%	23,522,810	28.4%	11,000,000	100.0%	36.8%
Named Executive Officers and Directors:
Rakesh Gangwal(3)(4)	1,379.707	*	3,464,374	4.5%	—	—	4.0%
M. Gregory O'Hara(3)(5)	2,579.361	*	2,348,995	2.7%	—	—	2.4%
Ninan Chacko(3)(6)	—	—	678,345	*	—	—	*
Susan J. Powers(3)(7)	—	—	200,215	*	—	—	*
Jeffrey C. Smith(3)(8)	—	—	248,489	*	—	—	*
Shael J. Dolman(9)(10)	126,186.421	39.4%	23,522,810	28.4%	11,000,000	100.0%	36.8%
Ian D. Highet(2)(11)(12)	185,982.132	58.1%	50,883,379	61.5%	—	—	54.3%
James W. Leech(9)	—	—	—	—	—	—	—
Dean G. Metcalf(9)(10)	126,186.421	39.4%	23,522,810	28.4%	11,000,000	100.0%	36.8%
Paul C. Schorr IV(2)(11)(13)	186,028.123	58.1%	50,895,943	61.5%	—	—	54.3%
Joseph M. Silvestri(2)(11)(14)	186,120.103	58.1%	50,921,071	61.5%	—	—	54.3%
David F. Thomas(2)(11)	186,350.054	58.2%	50,983,892	61.6%	—	—	54.4%
All executive officers and directors as a group (14 persons)(15)	316,955.445	98.9%	82,221,801	98.7%	11,000,000	100.0%	98.9%

  *    indicates less than 1%

(1)
Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)
Includes (a) 182,392.831 shares of WTI Preferred Stock held by Citigroup Venture Capital Equity Partners, L.P., 1,849.452 shares of WTI Preferred Stock held by CVC/SSB Employee Fund, L.P. and 1,647.869 shares of WTI Preferred Stock held by CVC Executive Fund LLC and (b) 49,901,433 shares of WTI Class A Common Stock held by Citigroup Venture Capital Equity Partners, L.P., 505,985 shares of WTI Class A Common Stock held by CVC/SSB Employee Fund, L.P. and 450,833 shares of WTI Class A Common Stock held by CVC Executive Fund LLC.

(3)
The address of each of Mr. Gangwal, Mr. O'Hara, Mr. Chacko, Ms. Powers and Mr. Smith is c/o Worldspan, L.P., 300 Galleria Parkway, N.W., Atlanta, Georgia 30339.

(4)
Includes (a) 12.000 shares of WTI Preferred Stock and 25,254 shares of WTI Class A Common Stock held by Mr. Gangwal as custodian for the benefit of Parul Gangwal under the Virginia Uniform Transfers to Minors Act and (b) options exercisable for 300,000 shares of WTI Class A Common Stock within 60 days.

(5)
Includes (a) 125,000 shares of WTI Class A Common Stock held by the O'Hara 2004 Retained Annuity Trust and (b) options exercisable for 120,000 shares of WTI Common Stock within 60 days.

(6)
Includes (a) 100,000 shares of WTI Class A Common Stock held by the Chacko 2004 Retained Annuity Trust and (b) options exercisable for 50,000 shares of WTI Class A Common Stock within 60 days.

(7)
Includes options exercisable for 16,000 shares of WTI Class A Common Stock within 60 days.

(8)
Includes options exercisable for 20,000 shares of WTI Class A Common Stock within 60 days.

(9)
The address of each of Mr. Dolman, Mr. Leech and Mr. Metcalf is c/o Ontario Teachers' Pension Plan Board, 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(10)
Includes 126,186.421 shares of WTI Preferred Stock, 23,522,810 shares of WTI Class A Common Stock and 11,000,000 shares of WTI Class B Common Stock held by OTPP. Each of Mr. Dolman and Mr. Metcalf may be deemed to have the power to dispose of the shares held by OTPP due to a delegation of authority from the board of directors of OTPP and each expressly disclaims beneficial ownership of such shares.

(11)
Each of Mr. Highet, Mr. Schorr, Mr. Silvestri and Mr. Thomas is a member of management of CVC and disclaims beneficial ownership of the shares held by CVC, CVC/SSB Employee Fund, L.P. and CVC Executive Fund LLC. The address of each of Mr. Highet, Mr. Schorr, Mr. Silvestri and Mr. Thomas is c/o Citigroup Venture Capital Equity Partners, L.P., 399 Park Avenue, 14th Floor, New York, NY 10022.

(12)
Includes 45.990 shares of WTI Preferred Stock and 12,564 shares of WTI Class A Common Stock held by Lea Highet.

(13)
Includes 100.971 shares of WTI Preferred Stock and 27,692 shares of WTI Class A Common Stock held by BG Partners L.P. and 37.000 shares of WTI Preferred Stock and 10,000 shares of WTI Class A Common Stock held by Paul C. Schorr III as trustee of The Schorr Family Trust, dated December 7, 2001.

(14)
Includes 62,820 shares of WTI Class A Common Stock held by Silvestri 2002 Trust.

(15)
Includes options exercisable for 530,000 shares of WTI Class A Common Stock within 60 days.

(16)
We intend to redeem up to 100% of the WTI preferred stock in connection with the Transactions.

Certain relationships and related transactions

Stock subscription agreements

In connection with the issuance of shares of Common Stock and Series A Preferred Stock to certain members of our management, WTI was given the right to repurchase from CVC and OTPP up to an aggregate of 875,924 shares of Common Stock and 459.902 shares of Series A Preferred Stock issued to CVC and OTPP following the Acquisition on a pro rata basis at a price equal to the original purchase price paid by CVC and OTPP. In connection with WTI's sale of approximately $0.8 million of restricted stock to certain of our executive officers in the third and fourth quarters of 2003 and in March of 2004, WTI has repurchased an aggregate of 831,044 shares of Common Stock and 459.902 shares of Series A Preferred Stock from CVC and OTPP.

In March 2004, Mr. O'Hara purchased shares of Common Stock and Series A Preferred Stock having an aggregate purchase price of approximately $0.5 million at purchase prices of $0.32 per share of Common Stock and $1,000 per share of Series A Preferred Stock pursuant to an option previously granted to him in consideration of his services in connection with the Aquisition. Unlike shares to be purchased by management employees under the WTI stock incentive plan, the shares acquired by Mr. O'Hara pursuant to his option are not subject to vesting.

Option and restricted stock grants

Pursuant to the WTI stock incentive plan, on June 30, 2003, Mr. Messick purchased restricted shares of Common Stock having an aggregate purchase price of approximately $0.1 million on June 30, 2003. In March 2004, WTI repurchased shares of Common Stock with an aggregate value of approximately $0.05 million from Mr. Messick for a purchase price equal to the price paid by Mr. Messick plus interest from June 30, 2003 to the date of repurchase. In March 2004, WTI sold restricted shares of Common Stock to Messrs. Chacko, Gangwal, Lauderdale, O'Hara, Smith and Wood and Ms. Powers for an aggregate purchase price of approximately $0.5 million. In November 2004, WTI repurchased shares of Common Stock with an aggregate value of approximately $0.09 million from Mr. Wood for a purchase price equal to the price paid by Mr. Wood plus interest from March 2004 to the date of repurchase. The restricted stock will vest in five equal installments. All vesting of restricted stock is subject to the employee's continuous employment with us, and will be subject to the terms and conditions of the WTI stock incentive plan, including WTI's (and CVC and OTPP, if applicable) repurchase rights upon termination of employment. Vesting of the shares granted to Messrs. Gangwal and O'Hara may be accelerated upon certain terminations of their employment, and the repurchase of Mr. Gangwal's vested shares are subject to his prior consent.

From time to time, WTI expects to grant options pursuant to the WTI stock incentive plan to selected management employees. WTI expects to grant two series of non-qualified options. The exercise price will be set at a substantial premium above the fair market value of the shares on the grant date, with such exercise price declining annually on the second through the fifth anniversaries of grant to a price equal to the fair market value of the shares on the grant date in the case of one series of options, and to a price equal to a multiple of the fair market value of the shares on the grant date in the case of the other series of options. If all of WTI's Series A Preferred Stock is redeemed or repurchased or is exchanged for Common Stock, the option exercise price then in effect shall remain in effect for the term of the option. After giving effect to issuances of restricted stock and options through December 31, 2004, 474,612 shares of Common Stock are available for issuance as restricted stock under the stock incentive plan and options to purchase 2,332,000 shares of Common Stock may be granted under the stock incentive plan.

Severance payments

Three of our former executive officers, Ms. McClam-Mitchell and Messrs. Messick, Sullivan and Wood will receive severance payments in accordance with the terms of their employment agreements.

Stockholders agreement

On June 30, 2003, WTI entered into a stockholders agreement with CVC, certain of its affiliates and OTPP, as well as certain other stockholders who own WTI Common Stock and/or WTI Preferred Stock and whom we refer to in this report as the "minority stockholders." The stockholders agreement provides that the Chief Executive Officer of WTI will be the Chairperson of WTI's board of directors, unless CVC and OTPP later agree otherwise. CVC is initially entitled to designate five members of WTI's board of directors and OTPP is initially entitled to designate three members of WTI's board of directors (such designation rights to be reallocated from time to time to reflect changes in the common stock ownership percentages of CVC and OTPP). CVC and OTPP each have the right to approve affiliate transactions, issuances of equity securities, incurrences of indebtedness, amendments of organizational documents and certain other matters, subject to certain specified exceptions.

The stockholders agreement generally restricts the transfer of shares of WTI Common Stock and/or WTI Preferred Stock. Exceptions to this restriction include transfers to affiliates, transfers for regulatory reasons, transfers for estate planning purposes and transfers after the fifth anniversary of the closing of our acquisition by WTI if there has been no public offering of shares of WTI Common Stock, in each case so long as any transferee agrees to be bound by the terms of the stockholders agreement. After an initial public offering, additional exceptions to the transfer restrictions will include sales pursuant to certain registrations rights of the stockholders.

WTI, CVC and OTPP have "first offer" rights under the stockholders agreement entitling them to make an offer to purchase the shares of a stockholder prior to such stockholder being permitted to sell its shares to a third party. The stockholders have "tag-along" rights to sell their shares on a pro rata basis with CVC, OTPP and their respective affiliates in sales to third parties. CVC has "drag-along" rights to cause OTPP and the minority stockholders to sell their shares on a pro rata basis with CVC and/or its affiliates in significant sales to third parties. The stockholders agreement also contains a provision that requires WTI to offer certain stockholders the right to purchase, on a pro rata basis, shares of WTI upon any new issuance, subject to certain exceptions.

Registration rights agreement

In connection with their entry into the stockholders agreement, WTI, CVC and certain of its affiliates, OTPP and the minority stockholders entered into a registration rights agreement. Pursuant to the registration rights agreement, upon the written request of CVC or OTPP following an initial public offering of WTI Common Stock, WTI has agreed to (subject to customary exceptions) on one or more occasions prepare and file a registration statement with the SEC concerning the distribution of all or part of the shares of WTI Common Stock held by CVC and certain of its affiliates or OTPP, as the case may be, and use its best efforts to cause the registration statement to become effective. Subject to certain exceptions, if at any time WTI files a registration statement for WTI Common Stock pursuant to a request by CVC, OTPP or otherwise, WTI will use its best efforts to allow the other parties to the registration rights agreement to have their shares of WTI Common Stock (or a portion of their shares under specified circumstances) included in the offering of WTI Common Stock if the registration form proposed to be used may be used to register the shares. Registration expenses of the selling stockholders (other than underwriting discounts and commissions and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by WTI. WTI has agreed to indemnify the stockholders against certain customary liabilities in connection with any registration. In addition, each stockholder has agreed to not sell any shares of WTI Common Stock within seven days prior to and ninety days after the effective date of any registration statement registering equity securities of WTI (other than a registration on Form S-4, Form S-8 or any successor form), except as part of such registration or unless the underwriters managing the registration agree otherwise.

Advisory agreements

WTI is a party to an advisory agreement with CVC Management LLC, or CVC Management, pursuant to which CVC Management may provide financial, advisory and consulting services to WTI. In exchange for these services, CVC Management is entitled to an annual advisory fee. CVC Management's advisory fee is $0.9 million per year, plus reasonable out-of-pocket expenses. Pursuant to the terms of the advisory agreement with CVC Management, WTI has the ability concurrently with an initial public offering to calculate the net present value of the advisory fees payable from the time of calculation until the expiration of the ten-year term and to prepay these advisory fees in an amount equal to this net present value calculation. WTI intends to pay CVC Management $4.6 million to prepay and terminate the advisory fees effective upon the closing of the Transactions. WTI may make the prepayment on or before December 15, 2005. We will continue to reimburse WTI for reasonable out-of-pocket expenses during the term of the agreement. At the closing of the Acquisition, WTI paid CVC Management a transaction fee of approximately $8.8 million, plus reasonable out-of-pocket expenses. The advisory agreement has an initial term of ten years, subject to termination by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. There are no minimum levels of service required to be provided pursuant to the advisory agreements. The advisory agreement includes customary indemnification provisions in favor of CVC Management.

We are a party to an advisory agreement with WTI pursuant to which WTI may provide financial, advisory and consulting services to us. In exchange for these services, WTI is entitled to an annual advisory fee. WTI's advisory fee is $1.5 million per year, plus reasonable out-of-pocket expenses. Pursuant to the terms of the advisory agreement with WTI, we have the ability at any time to calculate the net present value of the advisory fees payable from the time of calculation until the expiration of the ten-year term and to prepay these advisory fees in an amount equal to this net present value calculation. We intend to pay WTI $7.7 million to prepay the advisory fees effective upon the closing of the Transactions. We may make the prepayment on or before December 31, 2005. We will continue to reimburse WTI for reasonable out-of-pocket expenses during the term of the agreement. At the closing of the Acquisition, WTI received a transaction fee of approximately $14.6 million, plus reasonable out-of-pocket expenses. The advisory agreement has an initial term of ten years, subject to termination by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. There are no minimum levels of service required to be provided pursuant to the advisory agreement. The advisory agreement includes customary indemnification provisions in favor of WTI.

Purchase of notes

At the time of the Acquisition, an affiliate of CVC acquired $30.0 million in principal amount of the existing senior notes from the initial purchasers. In connection with such acquisition, the initial purchasers of the existing senior notes did not receive a discount on their purchase of such notes, but we paid such affiliate of CVC a placement fee equal to $0.9 million.

Subordinated seller notes

In March 2004, affliates of CVC acquired from American Airlines the $39.0 million subordinated seller note originally issued to American Airlines. Following such acquisition, pursuant to the terms of the subordinated seller note, WTI paid cash interest to these affiliates of CVC in the aggregate amount of approximately $2.0 million and is obligated to issue additional notes to such affiliates in lieu of cash interest in the aggregate principal amount of $2.9 million, in each case, for the year ended 2004.

In connection with the Transactions, we expect to redeem the outstanding subordinated seller notes from affiliates of CVC. We plan to redeem the subordinated seller notes, which as of September 30, 2004 had an aggregate outstanding principal balance of approximately $42.5 million, for a price (including redemption premium) of up to approximately $52.8 million. The consideration payable by us for this redemption is expected to consist of a combination of cash and additional holding company subordinated notes issued by WTI. The amount of cash consideration to be paid by Worldspan L.P. is expected to be approximately $9.1 million. The additional holding company subordinated notes issued by WTI are expected to be an unsecured obligation of WTI, are not our debt obligation and are contractually and structurally subordinated to the notes and are structurally subordinated to all of our other debt. The additional holding company subordinated notes are expected to hold a maturity exceeding the maturity of the notes and to have other terms and conditions which are generally typical of notes of this nature. While the holding company subordinated notes will not be our debt obligations, so long as we are not in default under, and are in compliance with all financial covenants of, our existing senior credit facility (and, following its execution, our new senior credit facility), the indenture governing the notes and continue to maintain a fixed charge coverage ratio (as defined in the indenture) of 2.25x or better, we expect to be permitted to distribute funds to WTI sufficient to pay cash interest of up to 12% for the holding company subordinated notes. The additional holding company subordinated notes may be issued to either the affiliate of CVC which currently holds the subordinated seller notes or to one or more third parties.

QuickLinks

  Exhibit 99.2
Forward-looking statements
Management's discussion and analysis of financial condition and results of operations
Business
Summary compensation table
Option grants during the year ended December 31, 2004
Aggregated option exercises in last fiscal year and fiscal year-end option values
Security ownership of certain beneficial owners and management
Certain relationships and related transactions